SUBJECT TO COMPLETION, DATED NOVEMBER 1, 2005

Filed Pursuant to Rule 424(b)(3)
Registration No. 333-120494

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS SUPPLEMENT

(To Prospectus dated June 13, 2005)

$

HSBC Finance Corporation

     % Notes due February 15, 2008

In October 2002, $541,575,000 aggregate principal amount of our Notes due February 15, 2008 were issued with an initial interest rate of 8.875% per annum. The Notes were issued in connection with our issuance and sale to the public of adjustable conversion-rate equity security units. Each unit initially consisted of (a) a contract to purchase, for $25, shares of our common stock on February 15, 2006 and (b) a Note with a principal amount of $25. This prospectus supplement relates to the remarketing of $         aggregate principal amount of the Notes.

Following the successful remarketing of the Notes, the Notes will bear interest at the rate of       % per annum. We will pay interest on the Notes quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing February 15, 2006.

We may not redeem the Notes before maturity unless certain events occur involving United States taxation.

The Notes will not be listed on any exchange.

The Notes are unsecured obligations and rank equally with our unsecured senior indebtedness. We will remarket the Notes in denominations of $25 and in integral multiples of $25 in excess thereof.

The Notes are being remarketed through HSBC Securities (USA) Inc., as remarketing agent, pursuant to a remarketing agreement with us. We will not receive any of the proceeds from the remarketing.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Per Note	Total
Price to the Public(1)%	$
Remarketing Fee to the Remarketing Agent %	$
Net Proceeds to Participating Holders(2)%	$

(1)         Plus accrued interest from November 15, 2005, if any, if settlement occurs after that date.

(2)         Includes amounts used to purchase the portfolio of U.S. Treasury securities described in this Prospectus Supplement on behalf of holders of normal units.

The Notes will be ready for delivery in book-entry form only through The Depository Trust Company on or about November 15, 2005.

HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this Prospectus Supplement and the accompanying Prospectus in market-making transactions in these securities. Unless HSBC Finance Corporation or its agent informs the purchaser otherwise in the confirmation of sale, this Prospectus Supplement and the accompanying Prospectus is being used in a market-making transaction.

Remarketing Agent

HSBC

The date of this Prospectus Supplement is               , 2005

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Company has not authorized anyone to provide you with information different from that contained in this Prospectus Supplement and the accompanying Prospectus. This Prospectus Supplement and the accompanying Prospectus may only be used where it is legal to sell these securities. The information contained in this Prospectus Supplement and the accompanying Prospectus is accurate only as of the date of this Prospectus Supplement and the date of the accompanying Prospectus, regardless of the time of delivery of this Prospectus Supplement or any sales of the Notes.

TABLE OF CONTENTS

Prospectus Supplement

Prospectus

In this Prospectus Supplement and the accompanying Prospectus, the “Company,” “HSBC Finance” and “we” refer to HSBC Finance Corporation.

The distribution of this Prospectus Supplement and Prospectus and the offering of the Notes in certain jurisdictions may be restricted by law. Persons into whose possession this Prospectus Supplement and the Prospectus come should inform themselves about and observe any such restrictions. This Prospectus Supplement and the Prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Remarketing.”

References herein to “$” and “dollars” are to the currency of the United States.

WHERE YOU CAN FIND MORE INFORMATION

HSBC Finance Corporation files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HSBC Finance at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s Internet web site at http://www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Prospectus Supplement and the accompanying Prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HSBC Finance documents listed below and any future filings made by HSBC Finance with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until this offering is completed.

•       Annual Report on Form 10-K for the year ended December 31, 2004;

•       Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•       Quarterly Reports on Form 10-Q for the quarters ended March 31, 2005 and June 30, 2005; and

•       Current Reports on Form 8-K filed on January 5, 2005, February 28, 2005, May 16, 2005, June 22, 2005, July 1, 2005, October 6, 2005 and October 7, 2005.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: HSBC Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: darcie.j.oakes@us.hsbc.com, Telephone: (847) 564-5000. These filings are also available on the website our company maintains at www.hsbcusa.com.

PROSPECTUS SUPPLEMENT SUMMARY

The following summary should be read in conjunction with the information contained elsewhere in this Prospectus Supplement, the accompanying Prospectus and the documents incorporated by reference. You should carefully read this entire Prospectus Supplement and the accompanying Prospectus, including the information we have incorporated by reference, before making a decision to invest in the Notes.

HSBC Finance

HSBC Finance and its subsidiaries offer a diversified range of financial services. HSBC Finance traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HSBC Finance, formerly known as Household International, Inc., was acquired by a wholly-owned subsidiary of HSBC Holdings plc on March 28, 2003. On December 15, 2004, Household International, Inc.’s wholly-owned subsidiary, Household Finance Corporation, merged into Household International, Inc. and Household International, Inc. was renamed “HSBC Finance Corporation.”

HSBC Finance is a subsidiary of HSBC Investments (North America) Inc., an indirect wholly-owned subsidiary of HSBC Holdings plc. HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings’ ordinary shares are admitted to trading on the London Stock Exchange and are listed on the Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

The Remarketing

The following summary of the terms of the Notes is not complete. For a more detailed description, see “Description of the Notes.”

Issuer

HSBC Finance Corporation. The Notes were originally issued by our then wholly-owned subsidiary, Household Finance Corporation. We became the obligor on the Notes in December 2004 as a result of the merger of Household Finance Corporation into HSBC Finance Corporation.

Securities Remarketed	$ aggregate principal amount of % Notes due February 15, 2008.
Maturity	The Notes will mature on February 15, 2008, unless certain events occur involving United States taxation.
Interest Rate and Payment Dates

Following the successful remarketing of the Notes, the Notes will bear interest at the rate of    % per annum. We will pay interest on the Notes quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing February 15, 2006.

The Remarketing

The Notes were issued in October 2002 in connection with our issuance and sale to the public of adjustable conversion-rate equity security units. Each unit initially consisted of a stock purchase contract and a Note. In order to secure their obligations under the stock purchase contracts, investors in the units pledged their Notes in our favor. Under the terms of the units, we are required to engage one or more nationally recognized investment banks to remarket the Notes on behalf of the holders (other than those holders who have elected not to participate in the remarketing) pursuant to a remarketing agreement between us and the remarketing agent. We have appointed HSBC Securities (USA) Inc. to act as the exclusive remarketing agent.

Ranking	The Notes are unsecured obligations and rank equally with our unsecured senior indebtedness.
Redemption

We may not redeem the Notes before maturity unless certain events occur involving United States taxation. For more information, see “Description of the Notes—Tax Event Redemption” in this Prospectus Supplement.

Use of Proceeds	We will not receive any of the proceeds from the remarketing of the Notes. For more information, see “Use of Proceeds” in this Prospectus Supplement.
Listing	The Notes will not be listed on any national securities exchange.
United States Federal Income Taxation

For United States federal income tax purposes, consistent with the opinion that we received from our tax counsel at the time of original issuance of the Notes, we have treated and will continue to treat the Notes as indebtedness subject to the regulations governing contingent payment debt instruments, which we refer to as the contingent payment debt regulations. The contingent payment debt regulations are complex, and their application to the Notes following the remarketing is not entirely clear. We believe that the application described in this Prospectus Supplement is a reasonable interpretation of those regulations. If you report your income on the Notes in the manner described in this Prospectus Supplement, the net amount of interest income that you recognize with respect to the Notes generally should approximate the economic accrual of income to you. For more information, see “Material United States Federal Income Tax Consequences” in this Prospectus Supplement.

USE OF PROCEEDS

We will not receive any proceeds from the remarketing of the Notes. The proceeds from the remarking of the Notes will be used as follows:

•       A portion, which will be equal to the remarketing value described under “Remarketing’’ below, will be used to purchase U.S. Treasury securities (that will serve as substitute collateral for the note component of the normal units to secure a holder’s obligation under the related stock purchase contracts) the proceeds of which U.S. Treasury securities, upon or after maturity will be used to (i) provide the consideration necessary to fulfill the related stock purchase contracts on February 15, 2006, and (2) pay an amount of cash equal to interest payable on such Notes on February 15, 2006 at the interest rate in effect prior to the resetting of the interest rate in the remarketing;

•       A portion will be used to pay the holders of Notes that are not included as part of normal units the full U.S. Treasury security purchase price for their Notes;

•       A portion equal to 25 basis points (0.25%) of the purchase price for the U.S. Treasury securities will be deducted and retained by the remarketing agent as a remarking fee; and

•       Any remaining proceeds will be remitted to the holders of normal units and the holders of Notes that are not included as part of normal units participating in the remarketing on a pro rata basis.

RATIO OF EARNINGS TO FIXED CHARGES

The ratio of earnings to fixed charges for HSBC Finance and its subsidiaries for the periods indicated below was as follows:

	Six Months Ended June 30,		Year Ended December 31,	March 29 to December 31,	January 1 to March 28,	Year Ended December 31,
	2005	2004	2004	2003	2003	2002		2001	2000
	(Successor)		(Successor)	(Successor)	(Predecessor)	(Predecessor)
Ratio of Earnings to Fixed Charges(1)	1.75	1.95	1.92 (2)	1.99	1.47 (3)	1.57	(4)	1.66	1.63

(1)    For purposes of calculating these ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximating the portion which represents interest).

(2)    The ratio for the year ended December 31, 2004 was negatively impacted by the adoption of Federal Financial Institutions Examination Council charge-off policies for our domestic private label and MasterCard and Visa portfolios in December 2004 and positively impacted by the gain on the bulk sale of our domestic private label receivables to HSBC Bank USA, National Association in December 2004. Excluding these items, our ratio of earnings to fixed charges would have been 1.83. This non-GAAP financial ratio is provided for comparison of our operating trends only.

(3)    The ratio for the period January 1 to March 28, 2003 was negatively impacted by HSBC Holdings acquisition related costs and other merger related items incurred by HSBC Finance. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69. This non-GAAP financial ratio is provided for comparison of our operating trends only.

(4)    The ratio for the year ended December 31, 2002 was negatively impacted by a settlement charge and related expenses and the loss on the disposition of Thrift assets and deposits. Excluding these items, our ratio of earnings to fixed charges would have been 1.80. This non-GAAP financial ratio is provided for comparison of our operating trends only.

In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of HSBC Finance plus related purchase accounting adjustments have been “pushed down” and recorded in our financial statements for the periods subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” periods beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our “successor” periods.

CAPITALIZATION OF HSBC FINANCE

The following table sets forth the consolidated capitalization of HSBC Finance at June 30, 2005. As we are not receiving any of the proceeds from the remarketing of the Notes, the remarketing will not result in any material change to our consolidated capitalization. The table should be read in conjunction with HSBC Finance’s consolidated financial statements and notes thereto included in the documents incorporated by reference herein. See “Where You Can Find More Information.” All amounts are stated in millions of U.S. dollars. Since June 30, 2005 there has been no material change in the consolidated capitalization of HSBC Finance.

June 30, 2005
(Successor)
(Unaudited)
Deposits	$38
Commercial paper, bank and other borrowings	10,645
Due to affiliates	16,408
Long term debt (with original maturities over one year)	87,044
Total debt	114,135
Shareholders’ equity
Redeemable preferred stock 1,501,100 shares authorized:
Series A, $0.01 par value, 1,100 shares issued held by HSBC Investments (North America) Inc.	1,100
Series B, $0.01 par value, 575,000 shares issued	575
Common shareholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, 50 shares issued	—
Additional paid-in capital	14,662
Retained earnings	1,632
Accumulated other comprehensive income	520
Total common shareholder’s equity	16,814
Total capitalization	$132,624

SELECTED FINANCIAL INFORMATION OF HSBC FINANCE

HSBC Holdings completed its acquisition of HSBC Finance on March 28, 2003. In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plus related purchase accounting adjustments have been “pushed-down” and recorded in HSBC Finance’s consolidated financial statements for the period subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of HSBC Finance’s assets and liabilities for the “successor” period beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using HSBC Finance’s historical basis of accounting which impacts its comparability to “successor” periods.

The financial information which is set forth below as of December 31, 2004 and 2003 and for the year ended December 31, 2004 and for the periods January 1 through March 28, 2003 and March 29 through December 31, 2003 has been derived from, and is qualified in its entirety by reference to, the consolidated financial statements and notes thereto of HSBC Finance and subsidiaries contained in HSBC Finance’s Annual Report on Form 10-K for the year ended December 31, 2004. These consolidated financial statements and notes thereto of HSBC Finance and subsidiaries have been audited by KPMG LLP, an independent registered public accounting firm. The financial information which is set forth for the six months ended June 30, 2005 and 2004 as well as at June 30, 2005 has been derived from the unaudited consolidated financial statements and notes thereto of HSBC Finance and subsidiaries which, in the opinion of HSBC Finance’s management, reflect all normal and recurring adjustments necessary for a fair presentation of HSBC Finance’s results for such periods. The results of operations for the six months ended June 30, 2005 are not necessarily indicative of the results of operations that may be expected for any future quarters or the year ending December 31, 2005.

All consolidated financial information of HSBC Finance and its subsidiaries presented below is qualified in its entirety by the detailed information and consolidated financial statements included in the documents referred to under “Where You Can Find More Information.” All amounts are stated in millions of U.S. dollars, except share data.

Consolidated Statements of Income

Combined results for the year ended December 31, 2003 can be calculated by combining results for the periods January 1 through March 28, 2003 (predecessor) and March 29 through December 31, 2003 (successor).

	Six Months Ended June 30,		Year Ended December 31,	March 29 through December 31,	January 1 through March 28,
	2005	2004	2004	2003	2003
	(Successor)		(Successor)	(Successor)	(Predecessor)
Finance and other interest income	$6,089	$5,165	$10,945	$7,773	$2,469
Interest expense	2,166	1,415	3,143	2,031	897
Net interest income	3,923	3,750	7,802	5,742	1,572
Provision for credit losses	1,872	1,925	4,334	2,991	976
Net interest income after provision for credit losses	2,051	1,825	3,468	2,751	596
Other revenues:
Securitization revenue	139	614	1,008	1,027	434
Insurance revenue	450	415	839	575	171
Investment income	66	71	137	116	80
Derivative income	336	176	511	284	2
Fee income	660	507	1,091	784	280
Taxpayer financial services revenue	261	212	217	4	181
Other income	674	280	607	317	64
Gain on bulk sale of private label receivables	—	—	663	—	—
Total other revenues	2,586	2,275	5,073	3,107	1,212
Costs and expenses:
Salaries and employee benefits	1,023	942	1,886	1,507	491
Sales incentives	172	168	363	226	37
Occupancy and equipment expenses	169	160	323	302	98
Other marketing expenses	365	263	636	409	139
Other servicing and administrative expenses	401	424	868	835	314
Support services from HSBC affiliates	426	373	750	—	—
Amortization of intangibles	190	195	363	246	12
Policyholders’ benefits	238	206	412	286	91
HSBC acquisition related costs incurred by HSBC Finance Corporation	—	—	—	—	198
Total costs and expenses	2,984	2,731	5,601	3,811	1,380
Income before income tax expense	1,653	1,369	2,940	2,047	428
Income tax expense	555	466	1,000	690	182
Net income	$1,098	$903	$1,940	$1,357	$246

Consolidated Balance Sheets

	At June 30,	At December 31,
	2005	2004	2003
	(Successor)	(Successor)	(Successor)
Assets
Cash	$512	$392	$463
Interest bearing deposits with banks	413	603	1,277
Securities purchased under agreements to resell	421	2,651	—
Securities	4,014	3,645	9,720
Receivables, net	116,495	104,815	91,027
Intangible assets, net	2,491	2,705	2,856
Goodwill	6,799	6,856	6,697
Properties and equipment, net	470	487	527
Real estate owned	459	587	631
Derivative financial assets	1,698	4,049	3,016
Other assets	3,971	3,400	2,838
Total assets	$137,743	$130,190	$119,052
Liabilities
Debt:
Deposits	$38	$47	$232
Commercial paper, bank and other borrowings	10,645	9,013	9,122
Due to affiliates	16,408	13,789	7,589
Long term debt (with original maturities over one year)	87,044	85,378	79,632
Total debt	114,135	108,227	96,575
Insurance policy and claim reserves	1,295	1,303	1,258
Derivative related liabilities	397	432	597
Other liabilities	3,427	3,287	3,131
Total liabilities	119,254	113,249	101,561
Shareholders’ equity
Redeemable preferred stock, 1,501,100 shares authorized:
Series A, $0.01 par value, 1,100 shares issued held by HSBC Investments (North America) Inc. (held by HSBC Holdings at December 31, 2003)	1,100	1,100	1,100
Series B, $0.01 par value, 575,000 shares issued at June 30, 2005	575	—	—
Common shareholder’s equity:
Common stock, $0.01 par value, 100 shares authorized, 50 shares issued	—	—	—
Additional paid-in capital	14,662	14,627	14,645
Retained earnings	1,632	571	1,303
Accumulated other comprehensive income	520	643	443
Total common shareholder’s equity	16,814	15,841	16,391
Total liabilities and shareholder’s equity	$137,743	$130,190	$119,052

RELATIONSHIP OF THE ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS
TO THE REMARKETING

In October 2002, 21,663,000 adjustable conversion-rate equity security units were issued in a public offering. Each unit initially consisted of (a) a contract to purchase, for $25, a number of shares of our common stock on February 15, 2006, and (b) a Note issued by our then wholly-owned subsidiary, Household Finance Corporation, with a principal amount of $25. Since the time the units were originally issued, we have been acquired by HSBC Holdings plc and the stock purchase contracts now obligate the holders of units to purchase ordinary shares of HSBC Holdings plc instead of our common stock under those contracts. In addition, as a result of the merger in December 2004 of Household Finance Corporation into us, we succeeded as obligor on the Notes. For additional information regarding the adjustable conversion-rate equity security units, we refer you to the Prospectus Supplement dated October 24, 2002 and the related Prospectuses dated September 10, 2001 and June 6, 2001 filed with the SEC by our predecessors Household International, Inc. and Household Finance Corporation, respectively.

The Notes are pledged to JPMorgan Chase Bank as collateral agent for our benefit. The Notes will be released from that pledge when U.S. Treasury securities in the appropriate amount are delivered to the collateral agent.

In accordance with the terms of the units, we have engaged HSBC Securities (USA) Inc. to remarket the Notes on behalf of the holders (other than those holders who have elected not to participate in the remarketing), pursuant to a remarketing agreement between us and the remarketing agent. See “Remarketing.”

We will not receive any of the proceeds from the remarketing. Pursuant to the remarketing agreement, the remarketing agent will retain a remarketing fee not exceeding 25 basis points (0.25%) of the total proceeds of the remarketing. The remarketing agent will use a portion of the net proceeds of the remarketing of Notes comprising part of “normal units” (i.e., units consisting prior to the settlement of the remarketing of a Note and a stock purchase contract) to purchase certain U.S. Treasury securities which will mature on the settlement date for the stock purchase contracts. These U.S. Treasury securities will be pledged to support the obligations of holders of normal units to purchase ordinary shares of HSBC Holdings plc under those contracts. The remarketing agent will remit the remaining portion of the proceeds for the benefit of holders of Notes participating in the remarketing.

DESCRIPTION OF THE NOTES

The Notes were issued under the Indenture for Senior Debt Securities, dated as of November 1, 1994 as supplemented through the date hereof (the “Indenture’’) between us (as successor obligor to Household Finance Corporation) and The Bank of New York as successor in interest to NationsBank of Tennessee, as trustee. The following description of the Notes offered hereby (referred to in the Prospectus as the “Offered Debt Securities’’) supplements, insofar as such description relates to the Notes, the description of the Debt Securities set forth in the Prospectus, to which description reference is hereby made. The following description is not complete, and is qualified in all respects by reference to the Indenture which has been filed as an exhibit to the registration statement of which this Prospectus Supplement and the accompanying Prospectus form a part. The Indenture and the Notes are governed by Illinois law. You should read the Indenture carefully to fully understand the terms of the Notes. In addition, to the extent that the following description is not consistent with that contained in the accompanying Prospectus under “Description of Debt Securities,” you should rely on this description. The terms of the Notes described in this Prospectus Supplement will apply to all $541,575,000 aggregate principal amount of outstanding Notes.

The Notes will mature on February 15, 2008. The interest rate on the Notes will reset to a rate of    % per year, effective on and after November 15, 2005. Interest will be paid at this rate quarterly in arrears on each February 15, May 15, August 15 and November 15, commencing on February 15, 2006. The Notes are not redeemable prior to their stated maturity except as described below and will not have the benefit of a sinking fund.

The amount of interest payable for any period will be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of the interest payable for any period shorter than a full quarterly period for which interest is computed will be computed on the basis of the actual number of days elapsed in the 90-day period. In the event that any date on which interest is payable on the Notes is not a business day, the payment of the interest payable on that date will be made on the next succeeding day that is a business day, without any interest or other payment in respect of the delay, except that if the business day is in the next succeeding calendar year, then the payment will be made on the immediately preceding business day, in each case with the same force and effect as if made on the scheduled payment date.

The Notes constitute senior unsecured debt of the Company and will rank on parity with all other senior debt of the Company and prior to all subordinated debt.

There are no provisions in either the indenture or the Notes that protect the holders in the event that we incur substantial additional indebtedness, whether or not in connection with a change in control.

Tax Event Redemption

If a tax event occurs and is continuing, we may, at our option, redeem the Notes in whole, but not in part, at any time at the redemption price for each Note referred to below. Installments of interest on Notes which are due and payable on or prior to a redemption date will be payable to holders of the Notes registered as such at the close of business on the relevant record dates. If, following the occurrence of a tax event, we exercise our option to redeem the Notes, the proceeds of the redemption will be payable in cash to the holders of the Notes.

“Tax event” means the receipt by us of an opinion of nationally recognized tax counsel experienced in such matters to the effect that there is more than an insubstantial risk that interest payable by us on the Notes on the next interest payment date will not be deductible, in whole or in part, by us for U.S. federal income tax purposes as a result of (i) any amendment to, change in, or announced proposed change in, the laws, or any regulations thereunder, of the United States of any political subdivision or taxing authority thereof or therein affecting taxation, (ii) any amendment to or change in an official interpretation or application of any such laws or regulations by any legislative body, court, governmental agency or regulatory authority or (iii) any official interpretation, pronouncement or application that provides for a position with respect to any such laws or regulations that differs from the generally accepted position on October 24, 2002, which amendment, change or proposed change is effective or which interpretation or pronouncement is announced on or after October 24, 2002.

“Treasury portfolio” shall mean a portfolio of zero-coupon U.S. Treasury securities consisting of a principal or interest strips of U.S. Treasury securities that mature on or prior to February 15, 2008 in an aggregate amount equal to the aggregate principal amount of the Notes outstanding on the tax event redemption date and with respect to each scheduled interest payment date on the Notes that occurs after the tax event redemption date, interest or principal strips of U.S. Treasury securities that mature on or prior to that interest payment date in an aggregate amount equal to the aggregate interest payment that would be due on the aggregate principal amount of the Notes outstanding on the tax event redemption date.

“Redemption price” means for each Note the product of the principal amount of the Note and a fraction the numerator of which is the treasury portfolio purchase price and the denominator of which is the aggregate principal amount of the Notes. Depending on the amount of the treasury portfolio purchase price, the redemption amount could be less than or greater than the principal amount of the Notes.

“Treasury portfolio purchase price” means the lowest aggregate price quoted by a primary U.S. government securities dealer in New York City to the quotation agent on the third business day immediately preceding the tax event redemption date for the purchase of the treasury portfolio for settlement on the tax event redemption date.

“Quotation agent” means any primary U.S. government securities dealer in New York City selected by us.

Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each registered holder of Notes to be redeemed at its registered address. Unless we default in payment of the redemption price, on and after the redemption date, interest shall cease to accrue on the Notes. In the event any Notes are called for redemption, neither we nor the trustee will be required to register the transfer of or exchange of the Notes to be redeemed during a period beginning at the opening of business 15 days before the day of the mailing of a notice of redemption and ending at the close of business on the day of such mailing.

No Defeasance

The defeasance provisions of the indenture described under “Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities” of the accompanying Prospectus shall not apply to the Notes.

Form and Denomination

The Notes which are being remarketed hereunder will be delivered in book-entry form only through The Depository Trust Company and will be represented by one or more global securities registered in the name of Cede & Co., as nominee for the Depository Trust Company. The Notes will be remarketed in denominations of $25 and in integral multiples of $25 in excess thereof.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following discussion describes the material United States federal income tax consequences of the ownership and disposition of the Notes acquired by holders in the remarketing and held by holders as capital assets. This discussion does not describe all of the tax consequences that may be relevant to holders in light of a holder’s particular circumstances or if the holder is subject to special rules, such as, for example, certain financial institutions, insurance companies, dealers and certain traders in securities, persons holding the Notes as part of a “straddle,” “hedge,” “conversion,” “integrated,” or similar transaction, holders of Notes that are being remarketed in the remarketing, U.S. Holders (as defined below) whose functional currency is not the United States dollar, certain former citizens or residents of the United States, partnerships or other entities or arrangements classified as partnerships for United States federal income tax purposes, and persons subject to the alternative minimum tax. In addition, this summary does not address any non-income tax considerations or any aspects of state, local or foreign tax laws. This summary is based on the Internal Revenue Code of 1986 (“Code”), Treasury regulations, administrative pronouncements, and judicial decisions in effect as of the date hereof, all of which are subject to change, possibly on a retroactive basis. Holders are urged to consult their tax advisors with regard to the application of the United States federal income tax laws to their particular situation as well as any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

If a partnership or other entity or arrangement classified as a partnership for United States federal income tax purposes holds Notes, the tax treatment of the partnership and each partner generally will depend on the activities of the partnership and the status of the partner. Partnerships acquiring Notes, and partners in such partnerships, should consult their tax advisors.

Classification of the Notes

In connection with the issuance of the Notes, Sidley Austin Brown & Wood LLP, our tax counsel, delivered an opinion that, under then-current law, based on certain representations, facts and assumptions contained in that opinion, the Notes would be classified as indebtedness for United States federal income tax purposes. Generally, characterization of an obligation as indebtedness for United States federal income tax purposes is made at the time of the original issuance of the obligation. Consistent with the opinion received from our tax counsel at the time of the original issuance of the Notes, we have treated and will continue to treat the Notes as indebtedness for United States federal income tax purposes. An opinion of counsel is not binding on the U.S. Internal Revenue Service (the “IRS”) or any court, however, and it is possible that the IRS could successfully assert that the Notes should not be treated as indebtedness, in which case holders’ tax consequences from the ownership and disposition of the Notes may differ from those described below. By acquiring Notes in the remarketing, holders will be deemed to have agreed to treat the Notes as indebtedness for United States federal income tax purposes.

Because of the manner in which the interest rate on the Notes is reset, and consistent with the opinion received from our tax counsel at the time of the original issuance of the Notes, we have treated and will continue to treat the Notes as indebtedness subject to the regulations governing contingent payment debt instruments, which we refer to as the contingent payment debt regulations. The proper application of the contingent payment debt regulations to the Notes following the remarketing is uncertain in a number of respects, however, and it is possible that the IRS could successfully assert that the Notes should be treated in a different manner than as described below. A different treatment of the Notes could affect the amount, timing and character of income, gain or loss with respect to an investment in the Notes. Accordingly, holders are urged to consult their tax advisors regarding the United States federal income tax consequences of owning the Notes.

This discussion assumes that the Notes will be respected as indebtedness subject to the contingent payment debt regulations as described above.

Tax Consequences to U.S. Holders

The following summary applies to U.S. Holders. The term “U.S. Holder” means a beneficial owner of the Notes that is (1) an individual who is a citizen or resident of the United States; (2) a corporation, or other entity classified as a corporation for United States federal income tax purposes, created or organized in or under the laws of the United States or any state thereof or the District of Columbia; (3) an estate the income of which is subject to United States federal income taxation regardless of its source; or (4) a trust if (a) a court within the United States can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust or (b) the trust has in effect a valid election to be treated as a domestic trust for United States federal income tax purposes.

Interest Accruals Based on Comparable Yield and Projected Payment Schedule

Under the contingent payment debt regulations (subject to the discussion below), regardless of a holder’s method of accounting for United States federal income tax purposes, holders are required to accrue interest income on the Notes on a constant-yield basis at an assumed yield (the comparable yield) that was determined at the time of issuance of the Notes. The comparable yield for the Notes was based on the yield at which we could have issued, at the time of original issuance of the Notes, a fixed-rate debt instrument with no contingent payments but with terms otherwise similar to those of the Notes. Solely for purposes of determining the amount of interest income that accrues on the Notes, we were required, at the time of original issuance of the Notes, to construct a “projected payment schedule” in respect of the Notes representing a series of payments the amount and timing of which would produce a yield to maturity on the Notes equal to the comparable yield.

For United States federal income tax purposes, holders generally are required under the contingent payment debt regulations to use the comparable yield and the projected payment schedule in determining interest accruals and adjustments in respect of a Note, unless holders timely disclose and justify the use of a different comparable yield and projected payment schedule to the IRS. For our own reporting purposes, we intend not to change the original projected payment schedule created at the time of the original issuance of the Notes. This discussion assumes that holders will use this original projected payment schedule as well.

Furthermore, assuming that holders report their income in a manner consistent with our position described below, the amount of income that holders will recognize in respect of the Notes generally should correspond to the economic accrual of income on the Notes to the holders and the amount of income the holders would have recognized if the Notes were not contingent payment debt instruments. No assurance can be given that the IRS will agree with the application of the contingent payment debt regulations to the remarketing in the manner described below.

The amount of interest on a Note that accrues in an accrual period is the product of the comparable yield on the Note (adjusted to reflect the length of the accrual period) and the adjusted issue price of the Note. The daily portions of interest in respect of a Note are determined by allocating to each day in an accrual period the ratable portion of interest on the Note that accrues in the accrual period. The initial adjusted issue price of a Note acquired by a holder in the remarketing will equal $    per $25 principal amount as of the date of the remarketing (the initial adjusted issue price). For any accrual period thereafter, the adjusted issue price will be (x) the sum of the initial adjusted issue price of the Note and all interest previously accrued on such Note starting from the remarketing date (disregarding any positive or negative adjustments described below, including the adjustments reflecting the actual reset rate and additional potential adjustments) minus (y) the total amount of the projected payments on the Note starting from the remarketing date.

At the time of the original issuance of the Notes, we determined that the comparable yield was 11.0%, compounded quarterly, and the projected interest payments for the Notes, per $25 principal amount, were $0.65 for the period ending on Feburary 15, 2003, $0.55 for each subsequent quarter ending prior to November 15, 2005, and $0.67 for each quarter ending after November 15, 2005. We had also determined that the projected payment for the Notes, per $25 principal amount, at the maturity date was $25.67 (which included the stated principal amount of the Notes, per $25 principal amount, as well as the final projected interest payment). Based on the comparable yield of 11.0% and the initial adjusted issue price, a holder will be required (regardless of the holder’s accounting method) to accrue as interest the sum of the daily portions of interest on the Note for each day in the taxable year on which the holder holds the Note, adjusted as set forth below.

Adjustments Reflecting the Actual Reset Rate

Based on the reset rate of    %, actual payments on the Notes, per $25 principal amount, will be approximately $    for each quarterly payment date after November 15, 2005. Because these payments will differ from the applicable projected quarterly payments, holders and we will be required to account for these differences as adjustments to interest accrued based on the comparable yield of 11.0%, compounded quarterly, in a reasonable manner over the period to which they relate. For our own reporting purposes, we intend to treat the difference between the projected payments and the actual payments as adjustments to the interest accrued (based on the 11.0%, compounded quarterly, comparable yield) during each quarter. Holders are not required to use the same method to account for the differences between the actual payments and the projected payment schedule so long as holders make these adjustments in a reasonable manner.

Adjusted Tax Basis of the Notes; Additional Potential Adjustments

A holder’s initial adjusted tax basis in a Note acquired by the holder in the remarketing will equal the amount that the holder pays for the Note. The holder’s adjusted tax basis in the Note for any accrual period after the remarketing will equal (x) the sum of the holder’s initial adjusted tax basis in the Note and any interest previously accrued on such Note starting from the date of the remarketing (disregarding any positive or negative adjustments, other than those described in the next paragraph) minus (y) the total amount of the projected payments on the Note for all previous accrual periods starting from the date of the remarketing.

If a holder’s initial adjusted tax basis in a Note acquired in the remarketing differs from the initial adjusted issue price in such Note, the holder will be required to make additional negative or positive adjustments to interest accrued in each period. A holder should take into account any difference between its initial adjusted tax basis in the Note and the initial adjusted issue price of $    per $25 principal amount by reasonably allocating this difference to daily portions of interest or to projected payments over the remaining term of the Note. If the holder’s initial adjusted tax basis in a Note is greater than its initial adjusted issue price, the holder will take the difference into account as a negative adjustment to interest on the date the daily portion accrues or the projected payment is made. If the holder’s initial adjusted tax basis in a Note is less than its initial adjusted issue price, the holder will take the difference into account as a positive adjustment to interest on the date the daily portion accrues or the projected payment is made. The adjusted tax basis of a Note will be decreased by any such negative adjustments and increased by any such positive adjustments. To the extent that the holder’s negative adjustment exceeds the holder’s positive adjustment, such excess is a net negative adjustment that is not subject to the two percent floor limitation imposed on miscellaneous deductions under Section 67 of the Code.

Upon accruing interest income based on the comparable yield of 11.0%, compounded quarterly, and making positive and negative adjustments that reflect the actual reset rate as described under “—Adjustments Reflecting the Actual Reset Rate” and the possible difference between the holder’s initial adjusted tax basis in the Note and its initial adjusted issue price of $    per $25 principal amount as described in this subsection, the amount of income that the holder will recognize in respect of the Notes generally should correspond to the economic accrual of income on the Notes to the holder and the amount of income the holder would have recognized if the Notes were not contingent payment debt.

Sale, Exchange or Other Disposition of the Notes

Upon a sale, exchange or other disposition of a Note (including a redemption), a holder will generally recognize gain or loss equal to the difference between the amount realized on the disposition and the holder’s adjusted tax basis in the Note. Such gain or loss will be capital gain or loss (except to the extent of any positive adjustment that the holder has not yet accrued and included in income, which will be treated as interest income) and generally will be long-term capital gain or loss if the holder held the Note for more than one year immediately prior to such disposition. Long-term capital gains of individuals are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations. If the holder sells a Note at a loss that meets certain thresholds, the holder may be required to file a disclosure statement with the IRS under recently promulgated Treasury regulations.

Tax Consequences to Non-U.S. Holders

The following applies to a holder if the holder is a beneficial owner of a Note and is not a U.S. Holder or a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) (hereinafter a “Non-U.S. Holder”). Special rules not addressed herein may apply to the holder if the holder is a “controlled foreign corporation” or a “passive foreign investment company” for United

States federal income tax purposes. If the holder is such an entity, the holder should consult its tax advisor to determine the tax consequences that may be relevant to the holder.

All payments on a Note made to a Non-U.S. Holder and any gain realized on a sale, exchange or other disposition of a Note will be exempt from United States federal income and withholding tax, provided that:

•       the Non-U.S. Holder does not own, actually or constructively, 10% or more of the total combined voting power of all classes of our capital stock entitled to vote,

•       the Non-U.S. Holder is not a controlled foreign corporation related, directly or indirectly, to us through stock ownership,

•       the Non-U.S. Holder is not a bank receiving certain types of interest,

•       the Non-U.S. Holder has fulfilled the certification requirement described below,

•       such payments are not effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States, and

•       in the case of gain realized on the sale, exchange or other disposition of a Note, if the Non-U.S. Holder is a nonresident alien individual, the Non-U.S. Holder is not present in the United States for 183 or more days in the taxable year of the disposition where certain other conditions are met.

The certification requirement referred to above will be fulfilled if the holder certifies to us on IRS Form W-8BEN (or an acceptable substitute), under penalties of perjury, that (i) the holder is not a United States person, (ii) provides its name and address, and (iii) the holder does not have actual knowledge or reason to know that the form is incorrect.

If a holder is engaged in a trade or business in the United States, and if payments on a Note are effectively connected with the conduct of that trade or business, the holder will generally be taxed in the same manner as a U.S. Holder (see “—Tax Consequences to U.S. Holders” above), except that the holder will be required to provide a properly executed IRS Form W-8ECI in order to claim an exemption from withholding tax. Holders should consult their tax advisors with respect to other tax consequences of the ownership of the Notes, including the possible imposition of a 30% branch profits tax.

Information Reporting and Backup Withholding

Information returns may be filed with the IRS in connection with payments on the Notes and the proceeds from a sale, exchange or other disposition of the Notes. Holders may receive statements containing the information reflected on these returns. The amounts reported to holders may not reflect the amounts that holders will be required to include in income in respect of the Notes, even if holders take adjustments into account in the manner described above. Holders should consult their tax advisors regarding calculating their taxable income from the Notes based on the amounts reported to holders and other information available to holders, including the information provided in this Prospectus Supplement and the accompanying Prospectus.

If the holder is a U.S. Holder, the holder may be subject to United States backup withholding tax on these payments if it fails to provide its taxpayer identification number to the paying agent and comply with certification procedures or otherwise establish an exemption from backup withholding. If the holder is a Non-U.S. Holder, it may be subject to United States backup withholding tax on these payments unless the holder complies with certification procedures to establish that the holder is not a United States person. The certification procedures required of the holder to claim the exemption from withholding tax on certain payments on the Notes described above will satisfy the certification requirements necessary to avoid the backup withholding tax as well.

The amount of any backup withholding made from a payment will be allowed as a credit against the holder’s United States federal income tax liability and may entitle the holder to a refund, provided that the holder timely furnishes the required information to the IRS.

REMARKETING

The remarketing is being made under the terms and subject to the conditions contained in a remarketing agreement, dated as of October 31, 2005. Under this agreement, HSBC Securities (USA) Inc., as the remarketing agent, has agreed to remarket the Notes at a price equal to at least 100.25% of the remarketing value. The “remarketing value” with respect to the Notes that are being remarketed is equal to the sum of:

(1)   the value at the remarketing date  of such amount of U.S. Treasury securities that will pay, on or prior to February 15, 2006, an amount of cash equal to $25 per each of the Notes that were components of the normal units; and

(2)   the value at the remarketing date of such amount of U.S. Treasury securities that will pay, on or prior to February 15, 2006, an amount of cash equal to the aggregate interest payments that are scheduled to be payable on that date on the Notes that were components of the normal units at the interest rate in effect prior to the resetting of the interest rate in the remarketing.

For purposes of (1) and (2) above, the value at the remarketing date of the U.S. Treasury securities will assume that (a) the U.S. Treasury securities are highly liquid treasury securities maturing on or within 35 days prior to February 15, 2006 (as determined in good faith by the remarketing agent in a manner intended to minimize the cash value of the U.S. Treasury securities) and (b) those U.S. Treasury securities are valued based on the ask-side price of the U.S. Treasury securities at a time between 9:00 a.m. and 11:00 a.m., New York City time, selected by the remarketing agent, on the remarketing date  (as determined on a third-day settlement basis by a reasonable and customary means selected in good faith by the remarketing agent) plus accrued interest to that date. The “remarketing date” is the date on which the Notes are remarketed by the remarketing agent.

On the remarketing date, the remarketing agent reset the rate of interest payable on the Notes to    % per year, which was sufficient to cause the market value of each Note to be equal to at least 100.25% of the remarketing value. Upon the closing of a successful remarketing, the proceeds from the remarketing of the Notes comprising a part of the normal units will be used to purchase the U.S. Treasury securities described above, which U.S. Treasury securities will be pledged to secure the obligations of holders of the normal units who participated in the remarketing to purchase ordinary shares of HSBC Holdings plc under the stock purchase contracts.

The remarketing agent will retain the remarketing fee set forth on the cover page of this Prospectus Supplement, equal to 25 basis points (0.25%) of the purchase price for the U.S. Treasury securities. Neither we nor normal unit holders will otherwise be responsible for the payment of any remarketing fee or commission in connection with the remarketing.

The remarketing agreement provides that the remarketing is subject to customary conditions precedent, including the delivery of legal opinions.

The remarketing agent has advised us that it intends to make a market in the Notes, but it has no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the Notes.

In order to facilitate the remarketing of the Notes, the remarketing agent may engage in transactions that stabilize, maintain or otherwise affect the price of the Notes. These transactions consist of bids or purchases for the purpose of pegging, fixing or maintaining the price of the Notes. In general, purchases of a security for the purpose of stabilization could cause the price of the security to be higher than it might be in the absence of these purchases. We and the remarketing agent make no representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the Notes. In addition, we and the remarketing agent make no representation that the remarketing agent will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

We have agreed to indemnify the remarketing agent against certain liabilities, including liabilities under the Securities Act of 1933.

The remarketing agent and its affiliates have engaged in, and may in the future engage in, commercial and investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions.

HSBC Finance and HSBC Securities (USA) Inc. are wholly-owned indirect subsidiaries of HSBC Holdings plc. HSBC Securities (USA) Inc. is a member of the NASD. Accordingly, the offering of the Notes will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and the remarketing agent will not confirm sales of the Notes to any accounts over which they exercise discretionary authority without the prior approval of the customer.

It is expected that delivery of the Notes will be made against payment therefor on or about the date specified on the cover page of this Prospectus Supplement, which is the third business day following the date hereof.

S-20

LEGAL OPINIONS

The legality of the Notes will be passed upon for HSBC Finance by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate and Assistant Secretary for HSBC Finance. Certain matters relating to United States federal income taxation will be passed upon for HSBC Finance by Sidley Austin Brown & Wood LLP, Chicago, Illinois. Certain legal matters will be passed upon for the remarketing agent by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of HSBC Finance and owns, and holds options to purchase, equity securities of HSBC Holdings plc.

EXPERTS

The consolidated financial statements of HSBC Finance as of December 31, 2004 and 2003 and for the year ended December 31, 2004; the periods January 1 through March 28, 2003 and March 29, 2003 through December 31, 2003; and the year ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this Prospectus Supplement and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of HSBC Finance by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The audit report also states that HSBC Finance has restated its consolidated financial statements as of December 31, 2003 and for the period March 29, 2003 through December 31, 2003.

With respect to the unaudited interim financial information as of and for the three months ended March 31, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through March 31, 2003, as of and for the three and six months ended June 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through June 30, 2003 and the three months ended June 30, 2003, and as of and for the three and nine months ended September 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through September 30, 2003 and the three months ended September 30, 2003, incorporated by reference herein, the independent registered public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly report on Forms 10-Q/A for the quarter ended March 31, 2004, for the quarter ended June 30, 2004 and for the quarter ended September 30, 2004, incorporated by reference herein, states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent registered public accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the “1933 Act”) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the independent public accountants within the meaning of Sections 7 and 11 of the 1933 Act.

HSBC Finance Corporation

$15,000,000,000

Debt Securities

and

Warrants to Purchase Debt Securities

Preferred Stock ($0.01 par value)

Depositary Shares

HSBC Finance Corporation will provide specific terms of the securities that it may offer at any time in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

HSBC Finance Corporation may use this prospectus in connection with the initial sale of these securities. In addition, HSBC Securities (USA) Inc., or other affiliates of HSBC Finance Corporation, may use this prospectus in market-making transactions in these or similar securities after the initial sale. UNLESS HSBC FINANCE CORPORATION OR ITS AGENT INFORMS THE PURCHASER OTHERWISE IN THE CONFIRMATION OF SALE, THIS PROSPECTUS IS BEING USED IN A MARKET-MAKING TRANSACTION.

The date of this Prospectus is June 13, 2005

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (“SEC”) utilizing a “shelf” registration process. Under this process, we may sell any combination of the securities described in this prospectus in one or more initial offerings up to a total dollar amount of $15,000,000,000 (of which $3,500,000,000 of securities have been issued and sold prior to the date of this prospectus). This prospectus may also be used in market-making transactions, as described under the heading “MANNER OF OFFERING.” This prospectus provides you with a general description of the securities we may offer. Each time we offer to sell securities, we will provide a supplement to this prospectus that will contain specific information about the terms of that offering. The prospectus supplement may also add to or update information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.” In this prospectus, “us,” “we,” “Company” and “HSBC Finance” refer to HSBC Finance Corporation. Prior to December 15, 2004, HSBC Finance Corporation was known as Household International, Inc. Consequently, any references herein to HSBC Finance for any periods prior to December 15, 2004, shall be deemed to refer to Household International, Inc.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain of the matters discussed under the caption “HSBC Finance” and elsewhere in this prospectus and any prospectus supplement or in the information incorporated by reference herein may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such information may involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of HSBC Finance to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. For a list of such risks, uncertainties and factors you should refer to the information incorporated by reference herein. See “WHERE YOU CAN FIND MORE INFORMATION.”

HSBC FINANCE

HSBC Finance and its subsidiaries offer a diversified range of financial services. HSBC Finance traces its origin through the same ownership to an office established in 1878. The address of its principal executive office is 2700 Sanders Road, Prospect Heights, Illinois 60070 (telephone 847-564-5000). HSBC Finance, formerly known as Household International, Inc., was acquired by a wholly-owned subsidiary of HSBC Holdings plc on March 28, 2003. On December 15, 2004, Household International, Inc.’s wholly-owned subsidiary, Household Finance Corporation, merged into Household International, Inc. and Household International, Inc. was renamed “HSBC Finance Corporation.”

HSBC Finance is a subsidiary of HSBC Investments (North America) Inc., an indirect wholly-owned subsidiary of HSBC Holdings plc. HSBC Holdings, headquartered in London, England, is one of the largest banking and financial services organizations in the world. HSBC Holdings’ ordinary shares are admitted to trading on the London Stock Exchange and are listed on The Stock Exchange of Hong Kong, Euronext Paris and the Bermuda Stock Exchange, and its American depository shares are listed on the New York Stock Exchange.

We primarily provide middle-market consumers with several types of loan products in the United States, the United Kingdom, Canada, the Republic of Ireland, the Czech Republic and Hungary. The principal product of our consumer financial services business is the making of cash loans, real estate loans secured by first and second mortgages, sales finance loans and other unsecured loans directly to consumers in the United States. Loans are made through branch lending offices under the brands “HFC” and “Beneficial,” and through direct mail, correspondents, telemarketing and the Internet. We also acquire portfolios of open-end and closed-end, secured and unsecured loans.

We offer both MasterCard* and VISA* credit cards to residents throughout the United States primarily through strategic affinity relationships. We also purchase and service revolving charge card accounts originated by merchants. These accounts result from consumer purchases of goods and services from the originating merchant. We also directly originate closed-end sales contracts.

We also make loans for the purchase of new and used vehicles. Installment contracts are secured by the vehicles and these contracts are purchased from franchised dealers. We also lend directly to customers through direct mail solicitations, Internet applications and alliance partner referrals. We also make tax refund anticipation loans. These loans are marketed to consumers at H&R Block offices, Jackson Hewitt offices and offices of other tax preparation services throughout the United States.

Our subsidiaries primarily service the loans made by us and our subsidiaries.

We offer credit life and credit accident, health and disability, unemployment, property, term life, collateral protection and specialty insurance products to our customers. Such insurance is generally written directly by, or reinsured with, one of our insurance affiliates.

Internationally, our United Kingdom subsidiaries offer secured and unsecured lines of credit and closed-end loans, retail finance products, insurance products and credit cards and operates in England, Scotland, Wales, Northern Ireland and the Republic of Ireland. Offices were opened in the Czech Republic and Hungary to facilitate the expansion plans of one of our U.K. merchant alliances and have expanded to include branch lending offices. Our Canadian business offers consumer real estate secured and unsecured closed-end loans, insurance products, revolving credit, private label credit cards and retail finance products to middle and low income families and accepts deposits through its trust operations.

*                    MasterCard and VISA are registered trademarks of MasterCard International Incorporated and VISA USA, Inc., respectively.

MANNER OF OFFERING

The securities will be offered by HSBC Finance in connection with their initial issuance or by our affiliates in market-making transactions after their initial issuance. The securities offered in market-making transactions may be securities that we will not issue until after the date of this prospectus as well as our securities that have been previously issued. The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued.

When we issue new securities, we may offer them for sale through underwriters, dealers and agents, including our affiliates, or directly to purchasers. The applicable prospectus supplement will include any required information about the firms we use to distribute these securities and the discounts or commissions we may pay for their services.

Our affiliates that we refer to above may include, among others, HSBC Securities (USA) Inc., for offers and sales in the United States, and other affiliates of HSBC Finance for offers and sales outside the United States.

If you purchase securities in a market-making transactions, you will receive information about the price you pay and your trade and settlement dates in a separate confirmation of sale. A market-making transaction is one in which HSBC Securities (USA) Inc., or another of our affiliates, resells a security that it has previously acquired from another holder. A market-making transaction in a particular security occurs after the original issuance and sale of that security.

USE OF PROCEEDS

Unless otherwise indicated in the prospectus supplement, we will apply the net proceeds from the sale of the securities to our general funds to be used in our financial services business, and may include the funding of investments in, or extensions of credit to, our affiliates. Pending such applications, the net proceeds will be used initially to reduce our outstanding commercial paper. The proceeds of our commercial paper are used in connection with our financial services business.

EARNINGS RATIOS

The ratio of earnings to fixed charges and ratio of earnings to combined fixed charges and preferred stock dividends for HSBC Finance and its subsidiaries for the periods indicated below was as follows:

	Three months ended		Year Ended	March 29 to	January 1 to	Year Ended
	March 31,		December 31,	December 31,	March 28,	December 31,
	2005	2004	2004	2003	2003	2002		2001	2000
	(Successor)		(Successor)	(Successor)	(Predecessor)	(Predecessor)
Ratio of Earnings to Fixed Charges(1)	1.90	1.98	1.92 (2)	1.99	1.47 (3)	1.57	(4)	1.66	1.63
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(1)	1.85	1.91	1.86 (2)	1.91	1.42 (3)	1.54	(4)	1.65	1.62

(1)             For purposes of calculating these ratios, earnings consist of net income to which has been added income taxes and fixed charges. Fixed charges consist of interest on all indebtedness (including capitalized interest) and one-third of rental expense (approximating the portion which represents interest). Preferred stock dividends represent an amount equal to income, before tax, which would be required to meet the dividends on preferred stock.

(2)             The ratios for the year ended December 31, 2004 were negatively impacted by the adoption of Federal Financial Institutions Examination Council charge-off policies for our domestic private label and MasterCard and Visa portfolios in December 2004 and positively impacted by the gain on the bulk sale of our domestic private label receivables to HSBC Bank USA, National Association in December 2004. Excluding these items, our ratio of earnings to fixed charges would have been 1.83 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.77. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(3)             The ratios for the period January 1 to March 28, 2003 were negatively impacted by HSBC Holdings acquisition related costs and other merger related items incurred by HSBC Finance Corporation. Excluding these charges, our ratio of earnings to fixed charges would have been 1.69 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.63. These non-GAAP financial ratios are provided for comparison of our operating trends only.

(4)             The ratios for the year ended December 31, 2002 were negatively impacted by a settlement charge and related expenses and the loss on the disposition of Thrift assets and deposits. Excluding these items, our ratio of earnings to fixed charges would have been 1.80 and our ratio of earnings to combined fixed charges and preferred stock dividends would have been 1.76. These non-GAAP financial ratios are provided for comparison of our operating trends only.

In accordance with the guidelines for accounting for business combinations, the purchase price paid by HSBC Holdings plc for its acquisition of HSBC Finance plus related purchase accounting adjustments have been “pushed down” and recorded in our financial statements for the periods subsequent to March 28, 2003. This has resulted in a new basis of accounting reflecting the fair market value of our assets and liabilities for the “successor” periods beginning March 29, 2003. Information for all “predecessor” periods prior to the merger are presented using our historical basis of accounting, which impacts comparability to our “successor” periods.

DESCRIPTION OF DEBT SECURITIES

HSBC Finance may offer, from time to time, one or more series of unsecured senior notes (“Debt Securities”). The following description of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any supplement to this prospectus (“Prospectus Supplement”) may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the “Offered Debt Securities”) and the extent to which such general terms and provisions may apply to the Offered Debt Securities will be described in the Prospectus Supplement relating to such Offered Debt Securities.

General

Offered Debt Securities will constitute either senior or senior subordinated unsecured debt of HSBC Finance and will be issued under one of the indentures specified elsewhere herein (the “Indentures”). The Indentures, or forms thereof, and the Standard Provisions (as defined herein) have been filed as exhibits to HSBC Finance’s Registration Statement which registers the securities with the Securities and Exchange Commission. The following summaries do not purport to be complete and, where particular provisions of an Indenture or the Standard Provisions are referred to, such provisions, including definitions of certain terms, are incorporated by reference as part of such summaries, which are qualified in their entirety by such reference.

The Indentures provide that Debt Securities may be issued thereunder from time to time in one or more series and do not limit the aggregate principal amount of the Debt Securities except as may be otherwise provided with respect to any particular series of Offered Debt Securities.

Unless otherwise indicated in the Prospectus Supplement with respect to any particular series of Offered Debt Securities, the Debt Securities will be issued in registered form without coupons, will be exchangeable for authorized denominations, and will be transferable at any time or from time to time. No charge will be made to the holder for any such exchange or registration of transfer except for any tax or governmental charge incident thereto. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities of each series will be issued in the form of one or more global securities that will be deposited with, or on behalf of, a depositary. See “Book-Entry System” below.

Reference is made to the Prospectus Supplement relating to the particular series of Debt Securities offered thereby for the following terms and other information to the extent applicable with respect to the Offered Debt Securities: (1) the title of the Offered Debt Securities and whether such Offered Debt Securities will be senior or senior subordinated debt of HSBC Finance; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the price (expressed as a percentage of the aggregate principal amount thereof) HSBC Finance will be paid for the Offered Debt Securities and the initial offering price, if any, at which the Offered Debt Securities will be offered to the public; (4) the currency, currencies or currency units for which the Offered Debt Securities may be purchased and the currency, currencies or currency units in which the principal of and any interest on such Offered Debt Securities may be payable; (5) the date or dates on which the Offered Debt Securities will mature; (6) the rate or rates (which may be fixed or variable) per annum at which the Offered Debt Securities will bear interest, if any; (7) the date from which such interest, if any, on the Offered Debt Securities will accrue, the dates on which such interest, if any, will be payable, the date on which payment of such interest, if any, will commence, and the record dates for such interest payment dates, if any; (8) the dates, if any, on which and the price or prices at which the Offered Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund or to any purchase fund provisions, be redeemed by HSBC Finance, and the other detailed terms and provisions of such sinking and/or purchase funds; (9) the date, if any, after which and the price or prices at which the Offered Debt Securities may, pursuant to any optional redemption provisions, be redeemed at the option of HSBC Finance or of the holder thereof and the other detailed terms and provisions of such optional redemption; (10) the denominations in which the Offered Debt Securities are authorized to be issued; (11) the securities exchange, if any, on which the Debt Securities will be listed; and (12) additional provisions, if any, with respect to the Offered Debt Securities.

If any of the Debt Securities are sold for foreign currencies or foreign currency units or if the principal of or any interest on any series of Debt Securities is payable in foreign currencies or foreign currency units, the restrictions, elections, tax consequences, specific terms and other information with respect to such issue of Debt Securities and such currencies or currency units will be set forth in a Prospectus Supplement relating thereto.

Debt Securities may be issued as Original Issue Discount Securities to be offered and sold at a discount below their stated principal amount. “Original Issue Discount Securities” means any Debt Securities that provide for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof upon the occurrence of an Event of Default and the continuation thereof. As used in the following summary of certain terms of the Debt Securities, the term “principal amount” means, in the case of any Original Issue Discount Security, the amount that would then be due and payable upon acceleration of the maturity thereof, as specified in such Debt Security.

Senior Debt Securities

The trustees for the indentures under which Offered Debt Securities constituting senior debt of HSBC Finance (the “Senior Debt Securities”) will be issued shall be either U.S. Bank National Association, BNY Midwest Trust Company, J.P. Morgan Trust Company, National Association, or such other entity which may be specified in the Prospectus Supplement (collectively, the “Senior Trustees”). Each particular series of Senior Debt Securities will be issued under the Indenture specified in the Prospectus Supplement between HSBC Finance and a Senior Trustee, which will incorporate the terms and provisions of the Standard Multiple-Series Indenture Provisions for Senior Debt Securities (the “Standard Provisions”). The above noted indentures are collectively called the “Indentures for Senior Debt Securities” herein. Senior Debt Securities will rank on a parity with all unsecured debt of HSBC Finance, and prior to all subordinated debt.

Principal of and interest, if any, on Senior Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement, depending on the Senior Trustee; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

Covenant Against Creation of Pledges or Liens

All Senior Debt Securities issued under the Indentures for Senior Debt Securities will be unsecured. HSBC Finance covenants that, with the exceptions listed below, it will not issue, assume or guarantee any indebtedness for borrowed money secured by a mortgage, security interest, pledge or lien (“security interest”) of or upon any of its property, now owned or hereafter acquired, unless the Senior Debt Securities then outstanding are, by supplemental indenture, effectively secured by such security interest equally and ratably with all other indebtedness secured thereby for so long as such other indebtedness shall be so secured. The term “indebtedness for borrowed money” does not include any guarantee, cash deposit or other recourse obligation in connection with the sale, securitization or discount by HSBC Finance of finance or accounts receivables, trade acceptances, or other paper arising in the ordinary course of its business.

The foregoing covenant does not apply to (a) security interests to secure the payment of the purchase price of property, shares of capital stock, or indebtedness acquired by HSBC Finance or the cost of construction or improvement of such property or the refinancing of all or any part of such secured indebtedness, provided that such security interests do not apply to any other property, shares of capital stock, or indebtedness of HSBC Finance; (b) security interests on property, shares of capital stock, or indebtedness existing at the time of acquisition by HSBC Finance; (c) security interests on property of a corporation which security interests exist at the time such corporation merges or consolidates with or into HSBC Finance or which security interests exist at the time of the sale or transfer of all or substantially all of the assets of such corporation to HSBC Finance; (d) security interests to secure any indebtedness of HSBC Finance to a subsidiary; (e) security interests in property of HSBC Finance in favor of the United States of America or any state or agency or instrumentality thereof, or in favor of any other country or political subdivision, to secure partial, progress, advance, or other payments pursuant to any contract or statute or to secure any indebtedness incurred or guaranteed for the purpose of financing all or any part of the purchase price or the cost of construction of the property subject to such security interests; (f) security interests on properties financed through tax-exempt municipal obligations; provided that such security interests are limited to the property so financed; (g) security interests existing on the date of execution of the applicable Indenture; and (h) any extension, renewal, refunding, or replacement (or successive extensions, renewals, refundings, or replacements), in whole or in part, of any security interest referred to in the foregoing clauses (a) through (g) inclusive; provided, however, that the principal amount of indebtedness secured in such extension, renewal, refunding, or replacement does not exceed the principal amount of indebtedness secured at the time by such security interest; provided, further, that such extension, renewal, refunding, or replacement of such security interest is limited to all or part of the property subject to such security interest so extended, renewed, refunded, or replaced.

Notwithstanding the foregoing, HSBC Finance may, without equally and ratably securing the Senior Debt Securities, issue, assume, or guarantee indebtedness secured by a security interest not excepted pursuant to clauses (a) through (h) above if the aggregate amount of such indebtedness, together with all other indebtedness of, or guaranteed by, HSBC Finance existing at such time and secured by security interests not so excepted, does not at the time exceed 10% of HSBC Finance’s Consolidated Net Worth (as defined). In addition, an arrangement with any person providing for the leasing by HSBC Finance of any property, which property has been or is to be sold or transferred by HSBC Finance to such person with the intention that such property be leased back to HSBC Finance, shall not be deemed to create any indebtedness secured by a security interest if the obligation in respect to such lease would not be included as a liability on a consolidated balance sheet of HSBC Finance. The holders of not less than a majority in principal amount of the Debt Securities at the time outstanding under an Indenture, on behalf of the holders of all of the Debt Securities issued under such Indenture, may waive compliance with the foregoing covenant. (Standard Provisions—Section 3.08)

Concerning the Trustees

HSBC Finance maintains a banking relationship with each of the Senior Trustees or affiliates thereof and certain of the Senior Trustees are also trustees under other indentures of HSBC Finance under which outstanding senior or subordinated unsecured debt securities of HSBC Finance have been issued. The Senior Trustees or affiliates thereof may also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Senior Subordinated Debt Securities

Offered Debt Securities which will constitute senior subordinated unsecured debt of HSBC Finance (the “Senior Subordinated Debt Securities”) will be issued under an Indenture between HSBC Finance and BNY Midwest Trust Company, as Trustee (the “Indenture for Senior Subordinated Debt Securities”).

Principal and interest, if any, on Senior Subordinated Debt Securities will be payable at the office or agency of HSBC Finance specified in the Prospectus Supplement; provided, however, that payment of interest may be made at the option of HSBC Finance by check or draft mailed to the person entitled thereto.

Subordination

Senior Subordinated Debt Securities are subordinate and junior in right of payment to all indebtedness for borrowed money of HSBC Finance, whenever outstanding, which is not by its terms subordinate and junior to other indebtedness of HSBC Finance, such indebtedness of HSBC Finance to which the Senior Subordinated Debt Securities are subordinate and junior being hereinafter called “senior indebtedness.” At March 31, 2005, the aggregate amount of senior indebtedness recorded on HSBC Finance’s balance sheet was approximately $107,870 million. HSBC Finance is not directly limited in its ability to issue additional senior indebtedness.

In the event of any insolvency or bankruptcy proceedings, and any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to HSBC Finance or to its creditors, as such, or to its property, and in the event of any proceedings for voluntary liquidation, dissolution or other winding up of HSBC Finance, whether or not involving insolvency or bankruptcy, then the holders of senior indebtedness shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of principal or interest upon the Senior Subordinated Debt Securities, and to that end (but subject to the power of a court of competent jurisdiction to make other equitable provision reflecting the rights conferred in the Indentures for Senior Subordinated Debt Securities upon the senior indebtedness and the holders thereof with respect to the subordinated indebtedness represented by the Senior Subordinated Debt Securities and the holders thereof by a lawful plan of reorganization under applicable bankruptcy law) the holders of senior indebtedness shall be entitled to receive for application in payment thereof any payment or distribution of any kind or character, whether in cash or property or securities, which may be payable or deliverable in any such proceedings in respect of the Senior Subordinated Debt Securities, except securities which are subordinate and junior in right of payment to the payment of all senior indebtedness then outstanding.

In the event that any Senior Subordinated Debt Security is declared or becomes due and payable before its expressed maturity because of the occurrence of a default under the Indenture for Senior

Subordinated Debt Securities (under circumstances when the provisions of the foregoing paragraph shall not be applicable), the holders of the senior indebtedness outstanding at the time such Senior Subordinated Debt Security so becomes due and payable because of such occurrence of such default shall be entitled to receive payment in full of all principal and interest on all senior indebtedness before the holders of the Senior Subordinated Debt Securities are entitled to receive any payment on account of the principal or interest upon the Senior Subordinated Debt Securities.

Without limiting the foregoing, no payment of principal, premium or interest shall be made upon the Senior Subordinated Debt Securities during the continuance of any default in the making of any required payment under any sinking fund or analogous fund created for the benefit of any senior indebtedness or any other default in the payment of principal of, or interest on, any senior indebtedness then outstanding, whether by lapse of time, by declaration, by call or notice of prepayment or otherwise. (Indenture for Senior Subordinated Debt Securities—Section 12.01)

Liens

HSBC Finance will not create, assume, incur or suffer to exist any mortgage, pledge or other lien on any of the property or assets of HSBC Finance whether now owned or hereafter acquired for the purpose of securing any senior subordinated indebtedness or junior subordinated indebtedness, as defined. (Indenture for Senior Subordinated Debt Securities—Section 3.08)

Concerning the Trustee

BNY Midwest Trust Company is trustee under other indentures of HSBC Finance under which certain of HSBC Finance’s outstanding senior subordinated debt securities have been issued and under which HSBC Finance senior debt securities may be issued. HSBC Finance maintains banking relationships with affiliates of BNY Midwest Trust Company. Affiliates of BNY Midwest Trust Company also have other financial relations with HSBC Finance and other corporations affiliated with HSBC Finance.

Satisfaction, Discharge, and Defeasance of the Indentures and Debt Securities

If there is deposited irrevocably with the Trustee as trust funds for the benefit of the holders of Debt Securities of a particular series an amount, in money or the equivalent in securities of the United States or securities the principal of and interest on which is fully guaranteed by the United States, sufficient to pay the principal, premium, if any, and interest, if any, on such series of Debt Securities on the dates such payments are due in accordance with the terms of such series of Debt Securities through their maturity, and if HSBC Finance has paid or caused to be paid all other sums payable by it under the applicable Indenture with respect to such series, then HSBC Finance will be deemed to have satisfied and discharged the entire indebtedness represented by such series of Debt Securities and all of the obligations of HSBC Finance under such Indenture with respect to such series, except as otherwise provided in such Indenture. In the event of any such defeasance, holders of such Debt Securities would be able to look only to such trust funds for payment of principal, premium, if any, and interest, if any, on their Debt Securities. (Standard Provisions—Section 6.03, Indenture for Senior Subordinated Debt Securities—Section 6.03)

For federal income tax purposes, any such defeasance may be treated as a taxable exchange of the related Debt Securities for an issue of obligations of the trust or a direct interest in the cash and securities held in the trust. In that case, holders of such Debt Securities would recognize gain or loss as if the trust obligations or the cash or securities deposited, as the case may be, had actually been received by them in exchange for their Debt Securities. Such holders thereafter would be required to include in income a share of the income, gain or loss of the trust. The amount so required to be included in income could be a different amount than would be includable in the absence of defeasance. Prospective investors are urged to consult their own tax advisors as to the specific consequences to them of defeasance.

Modification of Indentures

Each Indenture provides that the holders of not less than a majority in principal amount of each series of Debt Securities at the time outstanding under such Indenture may enter into supplemental indentures for the purpose of amending, in any manner, provisions of the Indenture or of any supplemental indenture or modifying the rights of holders of such series of Debt Securities. However, no such supplemental indenture, without the consent of the holder of each outstanding Debt Security affected thereby, shall, among other things, (i) change the maturity of the principal of, or any installment of interest on any Debt Security, or reduce the principal amount thereof or the interest thereon or any premium payable upon the redemption thereof, or (ii) reduce the aforesaid percentage of the Debt Securities, the consent of the holders of which is required for the execution of any such supplemental indenture or for any waiver of compliance with any covenant or condition in such Indenture. (Standard Provisions—Section 11.02, Indenture for Senior Subordinated Debt Securities—Section 11.02)

Each Indenture may be amended or supplemented without the consent of any holder of Debt Securities under certain circumstances, including (i) to cure any ambiguity, defect or inconsistency in the Indenture, any supplemental indenture, or in the Debt Securities of any series; (ii) to evidence the succession of another corporation to the Company and to provide for the assumption of all the obligations of the Company under the Debt Securities and the Indenture by such corporation; (iii) to provide for uncertificated Debt Securities in addition to certificated Debt Securities; (iv) to make any change that does not adversely affect the rights of holders of Debt Securities issued thereunder; (v) to provide for a new series of Debt Securities; or (vi) to add to rights of holders of Debt Securities or add additional Events of Default. (Standard Provisions—Section 11.01, Indenture for Senior Subordinated Debt Securities—Section 11.01)

Successor Entity

The Company may not consolidate with or merge into, or transfer, sell or lease its properties and assets as, or substantially as, an entirety to another entity unless the successor entity is a corporation incorporated within the United States and, after giving effect thereto, no default under the Indenture shall have occurred and be continuing. Thereafter, except in the case of a lease, all obligations of the Company under the Indenture terminate. (Standard Provision—Section 10.02, Indenture for Senior Subordinated Debt Securities—Sections 10.01 and 10.02)

Events of Default

Each Indenture defines the following as Events of Default with respect to any series of Debt Securities: default for 30 days in the payment of any interest upon any Debt Security of such series issued under such Indenture; default in the payment of any principal of or premium on any such Debt Security; default for 30 days in the deposit of any sinking fund or similar payment for such series of Debt Securities; default for 60 days after notice in the performance of any other covenant in the Indenture; certain defaults for 30 days after notice in the payment of principal or interest, or in the performance of other covenants, with respect to borrowed money under another indenture in which the Trustee for such Debt Securities is trustee which results in the principal amount of such indebtedness becoming due and payable prior to maturity, which acceleration has not been rescinded or annulled; and certain events of bankruptcy, insolvency or reorganization. HSBC Finance is required to file with each Trustee annually a certificate as to the absence of certain defaults under the Indenture. (Standard Provisions—Sections 3.05 and 7.01, Indenture for Senior Subordinated Debt Securities—Sections 3.05 and 7.01)

If an Event of Default with respect to Debt Securities of any series at the time outstanding occurs and is continuing, either the Trustee or the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series by notice as provided in the Indenture may declare the principal amount of all the Debt Securities of such series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree for payment of money has been obtained by the Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may, under certain circumstances, rescind or annul such declaration of acceleration. (Standard Provisions—Section 7.02, Indenture for Senior Subordinated Debt Securities—Section 7.02)

The holders of not less than a majority in principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of such series, waive any past default under the Indenture and its consequences with respect to Debt Securities of such series, except a default (a) in the payment of principal of (or premium, if any) or interest, if any, on any Debt Securities of such series, or (b) in respect of a covenant or provision of the Indenture which cannot be modified or amended without the consent of the holder of each outstanding Debt Security of such series affected. (Standard Provisions—Section 7.13, Indenture for Senior Subordinated Debt Securities—Section 7.13)

Each Indenture provides that the Trustee thereunder may withhold notice to holders of Debt Securities of any default, except in payment of the principal of (or premium, if any) or interest, if any, on any Debt Security issued under such Indenture or in the payment of any sinking fund or similar payment, if it considers it in the interest of holders of Debt Securities to do so. (Standard Provisions—Section 8.02, Indenture for Senior Subordinated Debt Securities—Section 8.02)

Holders of Debt Securities may not enforce an Indenture except as provided therein. (Standard Provisions—Section 7.07, Indenture for Senior Subordinated Debt Securities—Section 7.07) Each Indenture provides that the holders of a majority in principal amount of the outstanding debt securities issued under such Indenture have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee. (Standard Provisions—Section 7.12, Indenture for Senior Subordinated Debt Securities—Section 7.12) The Trustee will not be required to comply with any request or direction of holders of Debt Securities pursuant to the Indenture unless offered indemnity against costs and liabilities which might be incurred by the Trustee as a result of such compliance. (Standard Provisions—Section 8.03(e), Indenture for Senior Subordinated Debt Securities—Section 8.03(e))

DESCRIPTION OF WARRANTS

HSBC Finance may issue, together with any Debt Securities offered by any Prospectus Supplement or separately, Warrants for the purchase of other Debt Securities. The Warrants are to be issued under warrant agreements (each a “Warrant Agreement”) to be entered into between HSBC Finance and a bank or trust company, as warrant agent (“Warrant Agent”), all as set forth in the Prospectus Supplement relating to the particular issue of Warrants (“Offered Warrants”). A copy of the forms of Warrant Agreement, including the form of warrant certificates representing the Warrants (“Warrant Certificates”), reflecting the alternative provisions to be included in the Warrant Agreements that will be entered into with respect to particular offerings of Warrants, is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Warrant Agreement and the Warrant Certificates do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all the provisions of the Warrant Agreement and the Warrant certificates, respectively, including the definitions therein of certain terms.

General

The Prospectus Supplement describes the terms of the Offered Warrants, the Warrant Agreement relating to the Offered Warrants and the Warrant Certificates representing the Offered Warrants, including the following: (1) the designation, aggregate principal amount, and terms of the Debt Securities purchasable upon exercise of the Offered Warrants; (2) the designation and terms of any related Debt Securities with which the Offered Warrants are issued and the number of Offered Warrants issued with each such Debt Security; (3) the date, if any, on and after which the Offered Warrants and the related Offered Debt Securities will be separately transferable; (4) the principal amount of Debt Securities purchasable upon exercise of one Offered Warrant and the price at which such principal amount of Debt Securities may be purchased upon such exercise; (5) the date on which the right to exercise the Offered Warrants shall commence and the date (“Expiration Date”) on which such right shall expire; (6) whether the Warrants represented by the Warrant Certificates will be issued in registered or bearer form, and if registered, where they may be transferred and registered; and (7) any other terms of the Offered Warrants.

Warrant Certificates will be exchangeable on the terms specified in the Prospectus Supplement for new Warrant Certificates of different denominations, and Warrants may be exercised at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement. Prior to the exercise of their Warrants, holders of Warrants will not have any of the rights of Holders of the Debt Securities purchasable upon such exercise and will not be entitled to payments of principal of, premium, if any, or interest, if any, on the Debt Securities purchasable upon such exercise.

Exercise of Warrants

Each Offered Warrant will entitle the holder to purchase such principal amount of Debt Securities at such exercise price as shall in each case be set forth in, or be determinable as set forth in, the Prospectus Supplement relating to the Offered Warrants by payment of such exercise price in full in the manner specified in the Prospectus Supplement. Offered Warrants may be exercised at any time up to the close of business on the Expiration Date set forth in the Prospectus Supplement relating to the Offered Warrants. After the close of business on the Expiration Date, unexercised Warrants will become void.

Upon receipt of payment of the exercise price and the Warrant Certificate properly completed and duly executed at the corporate trust office of the Warrant Agent or any other office indicated in the Prospectus Supplement, HSBC Finance will, as soon as practicable, forward the Debt Securities purchasable upon such exercise. If less than all of the Warrants represented by such Warrant Certificate are exercised, a new Warrant Certificate will be issued for the remaining amount of Warrants.

DESCRIPTION OF PREFERRED STOCK

General

HSBC Finance’s amended and restated certificate of incorporation authorizes the issuance of 1,501,200 shares of capital stock of which 1,501,100 shares shall be designated preferred stock, $0.01 par value per share, and 100 shares shall be designated common stock, $0.01 par value per share. As of March 31, 2005, 1,100 shares of preferred stock were issued and outstanding and 50 shares of common stock were issued and outstanding. All outstanding shares of common stock and preferred stock are fully paid and non-assessable and owned by HSBC Investments (North America) Inc.

Preferred Stock

The Company’s preferred stock may be issued from time to time in one or more series as authorized by the board of directors or a duly authorized committee of the board of directors. The board of directors has adopted a resolution creating an offering committee of the board with the power to authorize the issuance and sale of one or more series of preferred stock and to determine the particular designations, powers, preferences and relative, participating, optional or other special rights, other than voting rights which shall be fixed by the board of directors, and qualifications, limitations or restrictions of the preferred shares. Other terms of any series of preferred shares, including the dividend rate, liquidation preference, redemption rights, if any, voting rights, conversion or sinking fund provisions, if any, and other special terms will be set forth in the certificate of designations, preferences and rights with respect to such series and described in the applicable prospectus supplement.

Under current provisions of the general corporation law of the state of Delaware, the holders of issued and outstanding preferred stock are entitled to vote as a class upon a proposed amendment to HSBC Finance’s restated certificate of incorporation, with the consent of a majority of said class being required to increase or decrease the aggregate number of authorized shares of preferred stock, increase or decrease the par value of shares of preferred stock, or alter or change the powers, preferences or special rights of the preferred stock as to affect them adversely. If any proposed amendment would alter or change the powers, preferences or special rights of one or more series of preferred stock in an adverse manner, but would not affect the entire class of preferred stock, then only the shares of the series affected by the amendment would be considered a separate class for the purpose of determining who is entitled to vote on the proposed amendment.

Description of Authorized Series of Preferred Stock

The following summary describes our authorized series of preferred stock, the Series A Preferred Stock (“Series A Preferred”). You should read the more detailed provisions of the certificate of designation, preferences and rights relating to the Series A Preferred for provisions that might be important to you.

Series A Preferred

Dividends and Redemption.   Holders of the Series A Preferred are entitled to receive annually cumulative dividends at an annual rate of $65,000 per share. All dividends have been paid to date. In the event of the liquidation, dissolution or winding up of HSBC Finance, whether voluntary or involuntary, holders of the Series A Preferred are entitled to receive $1,000,000 per share, plus accrued and unpaid dividends. The Series A Preferred is not redeemable prior to March 31, 2008. The Series A Preferred is redeemable, at the option of HSBC Finance, in whole or in part, from time to time on or after March 31, 2008, at a redemption price of $1,000,000 per share plus an amount equal to accrued and unpaid dividends. The Series A Preferred is not entitled to the benefits of any sinking fund.

Voting Rights.   So long as any shares of Series A Preferred shall be outstanding and unless the consent or approval of a greater number of shares shall then be required by law, without first obtaining the consent or approval of the holders of a majority of the number of then-outstanding shares of Series A Preferred, given in person or by proxy at a meeting at which the holders of such shares shall be entitled to vote separately as a class, or by written consent, HSBC Finance shall not:

•       authorize or create any class or series, or any shares of any class or series, of capital stock of the Company having any preference or priority (either as to dividends or upon redemption, liquidation, dissolution, or winding up) over Series A Preferred (“Senior Stock”) or issue shares of Senior Stock; provided however, that no such vote shall be required with respect to the authorization or creation by the Company of one or more classes and/or series of Senior Stock if the proceeds of the Company’s issuance of such Senior Stock are sufficient, and are used, to redeem all outstanding shares of Series A Preferred concurrently with the issuance of such Senior Stock;

•       authorize or create any class or series, or any shares of any class or series, of capital stock of the Company ranking on a parity (either as to dividends or upon redemption, liquidation, dissolution or winding up) with the Series A Preferred Stock (“Parity Stock”) or issue shares of Parity Stock; provided, however, that no such vote shall be required with respect to the authorization, creation or issuance by the Company of one or more classes and/or series of Parity Stock if the proceeds of the Company’s issuance of such Parity Stock are sufficient, and are used to redeem all outstanding shares of Series A Preferred Stock congruently with the issuance of such Parity Stock;

•       reclassify, convert or exchange any shares of any capital stock of the Company into shares of Senior Stock or Parity Stock;

•       authorize any security exchangeable for, convertible into, or evidencing the right to purchase any shares of Senior Stock or Parity Stock; or

•       amend, alter or repeal the Company’s Amended and Restated Certificate of Incorporation, as it may be amended from time to time, or the Company’s By-Laws, as they may be amended from time to time, to alter or change the powers, designations, preferences, rights and qualifications, limitations or restrictions of Series A Preferred or any Senior Stock or Parity Stock so as to affect Series A Preferred in any material adverse respect.

Each holder of the Series A Preferred is entitled to vote on each matter submitted to a vote of stockholders of HSBC Finance. The holders of the Series A Preferred shall be entitled to one vote for each share held, voting together with the holders of common stock as a single class, at all meetings of stockholders (and written actions in lieu of meetings) (i) at which any resolution is proposed to (A) effect the voluntary liquidation, dissolution or winding up of HSBC Finance, or (B) the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the HSBC Finance; or (ii) if HSBC Finance shall have failed to pay in full all cash dividends due and payable on an annual dividend payment date (whether or not declared by the Board) including any accrued and unpaid dividends; provided in the case of clause (i) above, the holders of the Series A Preferred will be entitled to vote only on any resolution that is proposed to effect the voluntary liquidation, dissolution or winding up of the Corporation, or the sale, lease, conveyance or exchange of all or substantially all of the assets, property or business of the Corporation.

With respect to all matters to be voted on at meetings of stockholders (and written actions in lieu of meetings) and not specifically covered in the preceding two paragraphs, the holders of Series A Preferred shall be entitled to vote with the stockholders, and shall have such vote so that the holders of Series A Preferred, in the aggregate, hold 15% of the voting power with respect to such matters.

Conversion Rights.   The holders of the Series A Preferred do not have any rights to convert their shares into shares of any other class or series of capital stock, or any other security, of HSBC Finance.

Depositary Shares

General.   HSBC Finance may, at its option, elect to issue fractional shares of preferred shares, rather than full shares of preferred shares. In the event such option is exercised, HSBC Finance may elect to have a depositary issue receipts for depositary shares, each receipt representing a fraction, to be set forth in the prospectus supplement relating to a particular series of preferred shares, of a share of a particular series of preferred shares as described below.

The shares of any series of preferred shares represented by depositary shares will be deposited under a deposit agreement between HSBC Finance and a bank or trust company selected by HSBC Finance. The depositary must have its principal office in the United States and having a combined capital and surplus of at least $50,000,000. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fraction of a share of preferred shares represented by such depositary share, to all the rights and preferences of the preferred share represented by the depositary share, including dividend, voting, redemption and liquidation rights.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be distributed to those persons purchasing the fractional shares of preferred shares in accordance with the terms of an offering of the preferred shares. Copies of the forms of deposit agreement and depositary receipt are filed as exhibits to the registration statement of which this prospectus is a part, and the following summary is qualified in its entirety by reference to such exhibits.

Pending the preparation of definitive engraved depositary receipts, the depositary may, upon the Company’s written order, issue temporary depositary receipts substantially identical to, and with all the same rights of, the definitive depositary receipts but not in definitive form. Definitive depositary receipts will be prepared without unreasonable delay, and temporary depositary receipts will be exchangeable for definitive depositary receipts at the Company’s expense.

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement, a holder of depositary receipts may have the depositary deliver to the holder the whole shares of preferred shares relating to the surrendered depositary receipts. Holders of depositary shares may receive whole shares of the related series of preferred shares on the basis set forth in the related prospectus supplement for such series of preferred shares, but holders of such whole shares will not after the exchange be entitled to receive depositary shares for their whole shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of the related series of preferred shares to be withdrawn, the depositary will deliver to the holder at the same time a new depositary receipt evidencing such excess number of depositary shares.

Dividends and Other Distributions.   The depositary will distribute all cash dividends or other cash distributions received for the preferred shares to the record holders of depositary shares relating to the preferred shares in proportion to the numbers of such depositary shares owned by such holders.

In the event of a distribution other than in cash, the depositary will distribute property received by it to the record holders of depositary shares entitled thereto, unless the depositary determines that it is not feasible to make distribution of the property. In that case the depositary may, with the Company’s approval, sell such property and distribute the net proceeds from the sale to such holders.

Redemption of Depositary Shares.   If a series of preferred shares represented by depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of the series of preferred shares held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to the series of the preferred stock. Whenever HSBC Finance redeems shares of preferred shares held by the depositary, the depositary will redeem as of the same redemption date the number of depositary shares representing shares of preferred shares redeemed by the Company. If less than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as may be determined by the depositary.

Voting the Preferred Shares.   Upon receipt of notice of any meeting at which the holders of the preferred shares are entitled to vote, the depositary will mail the information contained in such notice of meeting to the record holders of the depositary shares relating to such preferred shares. Each record holder of such depositary shares on the record date, which will be the same date as the record date for the preferred shares, will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred shares represented by such holder’s depositary shares. The depositary will endeavor, insofar as practicable, to vote the amount of the preferred shares represented by such depositary shares in accordance with such instructions, and HSBC Finance will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the preferred shares to the extent it does not receive specific instructions from the holders of depositary shares representing such preferred shares.

Amendment and Termination of the Deposit Agreement.   HSBC Finance and the depositary at any time may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement. However, any amendment which materially and adversely alters the rights of the holders of depositary shares will not be effective unless such amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. HSBC Finance or the depositary may terminate the deposit agreement only if all outstanding depositary shares have been redeemed, or there has been a final distribution in respect of the preferred shares in connection with any liquidation, dissolution or winding up of HSBC Finance and such distribution has been distributed to the holders of depositary receipts.

Charges of Depositary.   HSBC Finance will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. HSBC Finance will pay charges of the depositary in connection with the initial deposit of the preferred shares and any redemption of the preferred shares. Holders of depositary receipts will pay other transfer and other taxes and governmental charges and such other charges as are expressly provided in the deposit agreement to be for their accounts.

Miscellaneous.   The depositary will forward to the record holders of the depositary shares relating to such preferred shares all reports and communications from HSBC Finance which are delivered to the depositary.

Neither HSBC Finance nor the depositary will be liable if either one is prevented or delayed by law or any circumstance beyond their control in performing the obligations under the deposit agreement. The obligations of HSBC Finance and the depositary under the deposit agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred shares unless satisfactory indemnity is furnished. The depositary may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred shares for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Resignation and Removal of Depositary.   The depositary may resign at any time by delivering to HSBC Finance notice of its election to do so, and HSBC Finance may at any time remove the depositary, any such resignation or removal to take effect upon the appointment of a successor depositary and its acceptance of such appointment. Such successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal and must be a bank or trust company having its principal office in the United States and having a combined capital and surplus of at least $50,000,000.

BOOK-ENTRY PROCEDURES

Unless otherwise indicated in the Prospectus Supplement with respect to any offered securities, upon issuance, all offered securities will be represented by one or more global securities (the “Global Security”). The Global Security will be deposited with, or on behalf of, The Depository Trust Company (“DTC” or the “Depositary”) and registered in the name of Cede & Co. (the Depositary’s partnership nominee). Unless and until exchanged in whole or in part for offered securities in definitive form, no Global Security may be transferred except as a whole by the Depositary to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by such Depositary or any such nominee to a successor of such Depositary or a nominee of such successor.

If so indicated in the Prospectus Supplement with respect to any offered securities, investors may elect to hold interests in Global Securities through either the Depositary (in the United States) or Clearstream Banking, société anonyme, formerly Cedelbank (“Clearstream Luxembourg”), or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), if they are participants in such systems, or indirectly through organizations which are participants in such systems. Clearstream Luxembourg and Euroclear will hold interests on behalf of their participants through customers’ securities accounts in

Clearstream Luxembourg’s and Euroclear’s names on the books of their respective depositaries, which in turn will hold such interests in customers’ securities accounts in the depositaries’ names on the books of the Depositary. Unless otherwise indicated in the applicable Prospectus Supplement, Citibank, N.A. will act as depositary for Clearstream Luxembourg and JPMorgan Chase Bank will act as depositary for Euroclear (in such capacities, the “U.S. Depositaries”).

So long as the Depositary, or its nominee, is a registered owner of a Global Security, the Depositary or its nominee, as the case may be, will be considered the sole owner or holder of offered securities represented by such Global Security for all purposes under the Indenture or other governing documents. Except as provided below, the actual owners of offered securities represented by a Global Security (the “Beneficial Owner”) will not be entitled to have the offered securities represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of the offered securities in definitive form and will not be considered the owners or holders thereof under the applicable Indenture or other governing documents. Accordingly, each person owning a beneficial interest in a Global Security must rely on the procedures of the Depositary and, if such person is not a participant of the Depositary (a “Participant”), on the procedures of the Participant through which such person owns its interest, to exercise any rights of a holder under the applicable Indenture or other governing documents. The Company understands that under existing industry practices, in the event that the Company requests any action of holders or that an owner of a beneficial interest which a holder is entitled to give or take under an Indenture or other governing documents, the Depositary would authorize the Participants holding the relevant beneficial interests to give or take such action, and such Participants would authorize Beneficial Owners owning through such Participants to give or take such action or would otherwise act upon the instructions of Beneficial Owners. Conveyance of notices and other communications by the Depositary to Participants, by Participants to Indirect Participants, as defined below, and by Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

The following is based on information furnished by DTC:

DTC will act as securities depositary for offered securities. Offered securities will be issued in fully registered form registered in the name of Cede & Co. (DTC’s partnership nominee). One or more fully registered Global Securities will be issued for the offered securities in the aggregate amount of such issue, and will be deposited with DTC.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants of DTC (“Direct Participants”) include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its Direct Participants and by The New York Stock Exchange, Inc., the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to DTC’s system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Securities and Exchange Commission.

Purchases of offered securities under DTC’s system must be made by or through Direct Participants, which will receive a credit for offered securities on DTC’s records. The ownership interest of each

Beneficial Owner is in turn to be recorded on the records of Direct Participants and Indirect Participants. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct Participants or Indirect Participants through which such Beneficial Owner entered into the transaction. Transfers of ownership interests in offered securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in offered securities, except in the limited circumstances which may be provided in the applicable Indenture or other governing documents.

To facilitate subsequent transfers, all offered securities deposited with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of offered securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of offered securities. DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC, nor Cede & Co. will consent or vote with respect to offered securities. Under its usual procedures, DTC mails an Omnibus Proxy to the Company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts offered securities are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Payments on offered securities will be made in immediately available funds to DTC. DTC’s practice is to credit Direct Participants’ accounts on the applicable payment date in accordance with their respective holdings shown on the Depositary’s records unless DTC has reason to believe that it will not receive payment on such date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name”, and will be the responsibility of such Participant and not of DTC, any Trustee or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Any payment due to DTC on behalf of Beneficial Owners is the responsibility of the Company or the applicable agent, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct Participants and Indirect Participants.

DTC may discontinue providing its services as securities depositary with respect to offered securities at any time by giving reasonable notice to the Company or the applicable Trustee. Under such circumstances, in the event that a successor securities depositary is not obtained, offered security certificates are required to be printed and delivered.

The Company may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depositary). In that event, certificates for offered securities will be printed and delivered.

Clearstream Luxembourg advises that it is incorporated under the laws of Luxembourg as a professional depositary. Clearstream Luxembourg holds securities for its participating organizations (“Clearstream Participants”) and facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in accounts of Clearstream Participants, thereby eliminating the need for physical movement of certificates. Clearstream Luxembourg provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, trust companies, clearing corporations and certain other organizations and may include the Underwriters. Indirect access to Clearstream Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant either directly or indirectly.

Distributions with respect to offered securities held beneficially through Clearstream Luxembourg will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures, to the extent received by the U.S. Depositary for Clearstream Luxembourg.

Euroclear advises that it was created in 1968 to hold securities for its participants (“Euroclear Participants”) and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is owned by Euroclear Clearance System Public Limited Company (ECSplc) and operated through a license agreement by Euroclear Bank S.A./N.V., a bank incorporated under the laws of the Kingdom of Belgium (the “Euroclear Operator”).

Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters or agents for offered securities. Indirect access to Euroclear is also available to others that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator is regulated and examined by the Belgian Banking and Finance Commission and the National Bank of Belgium.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of Euroclear, and applicable Belgian law (collectively, the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants, and has no record of or relationship with persons holding through Euroclear Participants.

Distributions with respect to offered securities held beneficially through Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions, to the extent received by the U.S. Depositary for Euroclear.

Global Clearance and Settlement Procedures

Initial settlement for offered securities will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with the Depositary’s rules and will be settled in immediately available funds using the Depositary’s Same-Day Funds Settlement System. If and to the extent the Prospectus Supplement with respect to any offered securities indicates that investors may elect to hold interests in offered securities through Clearstream Luxembourg or Euroclear, secondary market trading between Clearstream Participants and/or Euroclear Participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through the Depositary on the one hand, and directly or indirectly through Clearstream or Euroclear Participants, on the other, will be effected in the Depositary in accordance with the Depositary rules on behalf of the relevant European international clearing system by its U.S. Depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its U.S. Depositary to take action to effect final settlement on its behalf by delivering or receiving offered securities in the Depositary, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to the Depositary. Clearstream Participants and Euroclear Participants may not deliver instructions directly to the Depositary.

Because of time-zone differences, credits of offered securities received in Clearstream Luxembourg or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and will be credited the business day following the Depositary settlement date. Such credits or any transactions in offered securities settled during such processing will be reported to the relevant Euroclear or Clearstream Participants on such business day. Cash received in Clearstream Luxembourg or Euroclear as a result of sales of offered securities by or through a Clearstream Participant or a Euroclear Participant to a DTC Participant will be received with value on the Depositary settlement date but will be available in the relevant Clearstream Luxembourg or Euroclear cash account only as of the business day following settlement in the Depositary.

Although the Depositary, Clearstream Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of offered securities among participants of the Depositary, Clearstream Luxembourg and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

CERTAIN UNITED STATES TAX DOCUMENTATION REQUIREMENTS
FOR OFFERED DEBT SECURITIES

A beneficial owner of an Offered Debt Security will generally be subject to the withholding of U.S. federal income tax unless one of the following steps is taken to obtain an exemption from or reduction of the withholding:

Exemption for Non-U.S. Holders (Internal Revenue Service (“IRS”) Form W-8BEN).   A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder, as defined below under “United States Taxation of Non-U.S. Holders” (other than certain persons that are related to HSBC Finance through stock ownership or that are banks receiving certain types of interest as described under “United States Taxation of Non-U.S. Holders—Income Taxation”), can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner

for United States Tax Withholding). Special rules apply in the case of foreign partnerships and foreign trusts.

Exemption for Non-U.S. Holders with effectively connected income (IRS Form W-8ECI).   A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder, including a non-U.S. corporation or bank with a U.S. branch, that conducts a trade or business in the United States with which interest income on an Offered Debt Security is effectively connected, can obtain an exemption from the withholding of tax by providing a properly completed IRS Form W-8ECI (Certificate of Foreign Person’s Claim for Exemption From Withholding on Income Effectively Connected With the Conduct of a Trade or Business in the United States).

Exemption or reduced rate for Non-U.S. Holders entitled to the benefits of a treaty (IRS Form W-8BEN).   A beneficial owner of an Offered Debt Security that is a Non-U.S. Holder entitled to the benefits of an income tax treaty to which the United States is a party can obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty) by providing a properly completed IRS Form W-8BEN (Certificate of Foreign Status of Beneficial Owner for United States Tax Withholding).

Exemption for U.S. Holders (IRS Form W-9).   A beneficial owner of an Offered Debt Security that is a U.S. Holder (i.e., a person that is not a Non-U.S. Holder) can obtain a complete exemption from the withholding of tax by providing a properly completed IRS Form W-9 (Request for Taxpayer Identification Number and Certification).

U.S. federal income tax reporting procedures.   A beneficial owner of an Offered Debt Security is required to submit the appropriate IRS Form under applicable procedures to the person through which the owner directly holds the Offered Debt Security. For example, if the beneficial owner is listed directly on the books of Euroclear or Clearstream Luxembourg as the holder of the Offered Debt Security, the IRS Form must be provided to Euroclear or Clearstream Luxembourg, as the case may be. Each other person through which an Offered Debt Security is held must submit, on behalf of the beneficial owner, the IRS Form (or in certain cases a copy thereof) under applicable procedures to the person through which it holds the Offered Debt Security, until the IRS Form is received by the Withholding Agent, as defined below under “United States Taxation of Non-U.S. Holders.” For example, in the case of an Offered Debt Security held through Euroclear or Clearstream Luxembourg, the IRS Form (or a copy thereof) must be received by the U.S. Depositary of such clearing agency. Applicable procedures include additional certification requirements, described under “United States Taxation of Non-U.S. Holders—Income Taxation”, if a beneficial owner of the Offered Debt Security provides an IRS Form W-8BEN to a securities clearing organization, bank or other financial institution that holds the Offered Debt Security on its behalf.

Each holder of an Offered Debt Security should be aware that if it does not properly provide the required IRS Form, or if the IRS Form (or, if permissible, a copy of such form) is not properly transmitted to and received by the Withholding Agent, interest on the Offered Debt Security may be subject to withholding and the holder (including the beneficial owner) will not be entitled to any additional amounts from HSBC Finance as provided for in connection with any series of Offered Debt Securities and as described in the applicable Prospectus Supplement with respect to such withholding. Such withholding, however, may in certain circumstances be allowed as a refund or as a credit against such holder’s U.S. federal income tax. The foregoing does not deal with all aspects of federal income tax withholding that may be relevant to holders of the Offered Debt Securities. Investors are advised to consult their own tax advisors for specific advice concerning the ownership and disposition of Offered Debt Securities.

UNITED STATES TAXATION OF NON-U.S. HOLDERS

The following summary describes the material U.S. federal income tax considerations applicable to beneficial owners of the Offered Debt Securities who are Non-U.S. Holders. As used herein, the term “Non-U.S. Holder” means a beneficial owner of an Offered Debt Security other than a beneficial owner of an Offered Debt Security who or which is, for U.S. federal income tax purposes (i) an individual citizen or resident of the United States; (ii) a corporation or partnership created or organized in or under the laws of the United States or of any political subdivision thereof; or (iii) an estate or trust treated as a U.S. person under Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”). The following discussion may not be applicable to a particular series of Offered Debt Securities depending on the terms and conditions established for such Offered Debt Securities in the Prospectus Supplement. Further, the discussion does not address any tax consequences applicable to any Warrants, Preferred Stock or Depositary Shares. Any special U.S. federal income tax consequences to Non-U.S. Holders (and, if necessary, to U.S. Holders) not described herein will be described in the Prospectus Supplement.

Income Taxation

In the opinion of Sidley Austin Brown & Wood LLP, special tax counsel to HSBC Finance, under U.S. federal income tax law as of the date of this Prospectus, and subject to the discussion of backup withholding below, payments of principal and interest on the Offered Debt Securities by HSBC Finance or any paying agent to a Non-U.S. Holder will not be subject to withholding of U.S. federal income tax, provided that, in the case of interest:

•       such Holder does not own, actually or constructively, 10 percent or more of the total combined voting power of all classes of stock of HSBC Finance entitled to vote;

•       such Holder is not, for U.S. federal income tax purposes, a controlled foreign corporation related, directly or indirectly, to HSBC Finance through stock ownership;

•       such Holder is not a bank receiving interest described in Section 881(c)(3)(A) of the Code; and

•       the certification requirements under Section 871(h) or Section 881(c) of the Code and Treasury Regulations thereunder (summarized below) are met.

The certification requirements set forth in Section 871(h) or 881(c) of the Code are satisfied if either (1) the beneficial owner of the Offered Debt Security certifies, under penalties of perjury, to the last U.S. payor (or non-U.S. payor who is an authorized foreign agent of the U.S. payor, a “qualified intermediary,” a U.S. branch of a foreign bank or foreign insurance company, a “withholding foreign partnership” or a “withholding foreign trust”) in the chain of payment (the “Withholding Agent”) that such owner is a Non-U.S. Holder and provides such owner’s name and address, or (2) a securities clearing organization, a bank or another financial institution that holds customers’ securities in the ordinary course of its trade or business (a “financial institution”) that holds the Offered Debt Security certifies to the Withholding Agent, under penalties of perjury, that the certificate has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the Withholding Agent with a copy thereof. Generally, this statement is made on IRS Form W-8BEN, or substantially similar form, which is effective for the remainder of the year of signature plus three full calendar years unless a change in circumstances makes any information on the form incorrect. Notwithstanding the preceding sentence, an IRS Form W-8BEN with a U.S. taxpayer identification number will remain effective until a change in circumstances makes any information on the form incorrect, provided that the Withholding Agent reports at least one payment annually to the beneficial owner on IRS Form 1042-S. The beneficial owner must inform the Withholding Agent (or financial institution) within 30 days of such change by furnishing a new IRS Form W-8BEN (and the financial institution must promptly so inform the Withholding Agent). A Non-U.S. Holder that is not an individual or corporation (or an entity treated as a corporation for U.S.

federal income tax purposes) holding Offered Debt Securities on its own behalf may have substantially increased reporting requirements. In particular, in the case of Offered Debt Securities held by a foreign partnership (or foreign trust), the partners (or grantors or beneficiaries), rather than the partnership (or trust), are required to provide the certification discussed above, and the partnership (or trust) is required to provide certain additional information. If an Offered Debt Security is held through a non-U.S. securities clearing organization or a non-U.S. financial institution (other than a U.S. branch or office of such organization or institution) or a non-U.S. branch or office of a U.S. financial institution or U.S. clearing organization, the organization or institution must provide a signed statement on an IRS Form W-8IMY to the Withholding Agent. However, in such case, unless the organization or institution is a qualified intermediary, a withholding foreign partnership or withholding foreign trust, the signed statement must be accompanied by a copy of the IRS Form W-8BEN or the substantially similar form provided by the beneficial owner to the organization or institution and such other information that is required by the IRS Form W-8IMY and Treasury Regulations, and such information must be updated as required. If the institution or organization is a qualified intermediary, withholding foreign partnership or withholding foreign trust that has entered into a qualified intermediary or similar agreement with the IRS, it must provide the Withholding Agent or other intermediary such additional information as is required by the agreement, IRS Form W-8IMY and Treasury Regulations.

Even if a Non-U.S. Holder does not meet the above requirements, if the Non-U.S. Holder is entitled to the benefits of an income tax treaty to which the United States is a party, and the Non-U.S. Holder provides a properly completed IRS Form W-8BEN, such Non-U.S. Holder may obtain an exemption from or reduction of the withholding of tax (depending on the terms of the treaty).

If a Non-U.S. Holder is engaged in a trade or business in the United States, and if interest on the Offered Debt Security, or gain realized on the sale, exchange or other disposition of an Offered Debt Security, is effectively connected with the conduct of such trade or business, the Non-U.S. Holder, although exempt from withholding, will generally be subject to regular U.S. income tax on such interest or gain in the same manner as if it were a U.S. taxpayer. In lieu of the certification described above, such a holder will be required to provide to the Withholding Agent a properly executed IRS Form W-8ECI in order to claim an exemption from withholding. In addition, if such Non-U.S. Holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable treaty) of its effectively connected earnings and profits for the taxable year, subject to certain adjustments. For purposes of the branch profits tax, interest on, and any gain recognized on the sale, exchange or other disposition of, an Offered Debt Security will be included in the earnings and profits of such Non-U.S. Holder if such interest is effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States.

Generally, a Non-U.S. Holder will not be subject to U.S. federal income tax with respect to gain realized on the sale, exchange or other disposition of an Offered Debt Security unless:

•       the gain is effectively connected with the U.S. Holder’s conduct of a trade or business within the United States, or

•       in the case of a Non-U.S. Holder who is an individual, the Non-U.S. Holder is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met.

Notwithstanding these two bullet points, a Non-U.S. Holder will not be subject to U.S. federal income tax to the extent that a treaty reduction or exemption applies and the appropriate documentation is provided.

Backup Withholding and Information Reporting

A Non-U.S. Holder will not be subject to backup withholding provided that the Non-U.S. Holder has provided an IRS Form W-8BEN (or other permitted certification), together with all appropriate attachments, signed under penalties of perjury, identifying itself and certifying that it is not a U.S. person. Certain information reporting requirements may still apply even if an exemption from backup withholding is established.

The payment of the proceeds from the disposition of an Offered Debt Securities to or through the U.S. office of any broker, U.S. or foreign, will be subject to information reporting and possible backup withholding unless the Non-U.S. Holder certifies as to its non-U.S. status under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker is:

•       a U.S. person;

•       a controlled foreign corporation;

•       a U.S. branch of a foreign bank or foreign insurance company;

•       a foreign partnership controlled by U.S. persons or engaged in U.S. trade or business; or

•       a foreign person 50 percent or more of whose gross income is effectively connected with the conduct of a U.S. trade or business for a specified three-year period.

In the case of the payment of the proceeds from the disposition of the Offered Debt Securities to or through a non-U.S. office of a broker that is described above, information reporting (but not backup withholding) is required with respect to the payment unless the broker has documentary evidence in its files that confirming the status of the Non-U.S. Holder or the Non-U.S. Holder otherwise establishes an exemption.

Non-U.S. Holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of an exemption therefrom, and the procedure for obtaining the exemption, if available. Any amounts withheld from payment to a Non-U.S. Holder under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s federal income tax liability and may entitle the Non-U.S. Holder to a refund, provided that the required information is furnished to the IRS.

PLAN OF DISTRIBUTION

Initial Offering and Sale

HSBC Finance may sell the securities in their initial offering in any of three ways: (i) through underwriters or dealers; (ii) directly to a limited number of purchasers or to a single purchaser; or (iii) through agents. Any such underwriters, dealers and agents may include HSBC Securities (USA) Inc., an affiliate of HSBC Finance, as described below. The Prospectus Supplement will set forth the terms of the securities being offered, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to HSBC Finance from such sale, any underwriting discounts and other items constituting underwriters’ compensation and any discounts and commissions allowed or paid to dealers. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

If the offered securities are sold through underwriters, the Prospectus Supplement relating thereto will describe the nature of the obligation of the underwriters to take and pay for the offered securities. The offered securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more underwriting firms acting alone. The underwriter or underwriters with respect to a particular underwritten offering of offered securities will be named in the Prospectus Supplement relating to such offering, and, if an underwriting syndicate is used, the managing underwriter or underwriters will be set forth on the cover of such Prospectus Supplement. Unless otherwise set forth in the Prospectus Supplement, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions precedent, and the underwriters will be obligated to purchase all the offered securities if any are purchased.

The offered securities may be sold directly by HSBC Finance or through agents designated by HSBC Finance from time to time. Any agent involved in the offer or sale of the offered securities in respect of which this Prospectus is delivered is named, and any commissions payable by HSBC Finance to such agent are set forth, in the Prospectus Supplement relating thereto.

Underwriters and agents who participate in the distribution of the offered securities may be entitled under agreements which may be entered into with HSBC Finance to indemnification by HSBC Finance against certain liabilities, including liabilities under the Securities Act of 1933, or to contribution with respect to payments which the underwriters or agents may be required to make in respect thereof.

If so indicated in the Prospectus Supplement, HSBC Finance will authorize underwriters, dealers or other persons acting as HSBC Finance’s agents to solicit offers by certain institutions to purchase offered securities from HSBC Finance pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by HSBC Finance. The obligations of any purchaser under any such contract will not be subject to any conditions except that (i) the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject, and (ii) if the offered securities are also being sold to underwriters, HSBC Finance shall have sold to such underwriters the offered securities not sold for delayed delivery. The underwriters, dealers and such other persons will not have any responsibility in respect of the validity or performance of such contracts.

HSBC Finance and HSBC Securities (USA) Inc. are wholly-owned indirect subsidiaries of HSBC Holdings. HSBC Securities (USA) Inc., a broker-dealer subsidiary of HSBC Holdings, is a member of the National Association of Securities Dealers, Inc. (“NASD”) and may participate in distributions of the offered securities. Accordingly, offerings of the offered securities in which HSBC Securities (USA) Inc. participates will conform to the requirements of Rule 2720 of the Conduct Rules of the NASD, and any underwriters offering the offered securities in such offerings will not confirm sales to any accounts over which they exercise discretionary authority without the prior approval of the customer. The maximum underwriting discounts and commissions to be received by any NASD member or independent broker/dealer in connection with any distribution of offered securities will not exceed 8% of the principal amount of such offered securities.

Each series of offered securities will be a new issue of securities and will have no established trading market. Any underwriters to whom offered securities are sold for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. The offered securities may or may not be listed on a national securities exchange. No assurance can be given that there will be a market for the offered securities.

Unless otherwise specified in the applicable Prospectus Supplement, payment of the purchase price for the securities will be required to be made in immediately available funds on the date of settlement.

Market-Making Resales by Affiliates

This prospectus together with the applicable Prospectus Supplement and your confirmation of sale may also be used by HSBC Securities (USA) Inc. in connection with offers and sales of the offered securities in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. In a market- making transaction, HSBC Securities (USA) Inc. may resell a security it acquires from other holders after the original offering and sale of the security. Resales of this kind may occur in the open market or may be privately negotiated, at prevailing market prices at the time of resale or at related or negotiated prices. In these transactions, HSBC Securities (USA) Inc. may act as principal or agent, including as agent for the counterparty in a transaction in which HSBC Securities (USA) Inc. acts as principal, or as agent for both counterparties in a transaction in which HSBC Securities (USA) Inc. does not act as principal. HSBC Securities (USA) Inc. may receive compensation in the form of discounts and commissions, including from both counterparties in some cases. Other affiliates of HSBC Finance may also engage in transactions of this kind and may use this prospectus for this purpose. Neither HSBC Securities (USA) Inc. nor any other affiliate of HSBC Finance has an obligation to make a market in any of the offered securities and may discontinue any market-making activities at any time without notice, in its sole discretion.

The initial aggregate offering price specified on the cover of this prospectus relates to securities that we have not yet issued (except to the extent specified in “ABOUT THIS PROSPECTUS” above). This amount does not include securities to be sold in market-making transactions. The latter include securities to be issued after the date of this prospectus, as well as our securities that have previously been issued.

HSBC Finance does not expect to receive any proceeds from market-making transactions. HSBC Finance does not expect that HSBC Securities (USA) Inc. or any other affiliate that engages in these transactions will pay any proceeds from its market-making resales to HSBC Finance.

Information about the trade and settlement dates, as well as the purchase price, for a market-making transaction will be provided to the purchaser in a separate confirmation of sale.

Unless HSBC Finance or an agent informs you in your confirmation of sale that your security is being purchased in its original offering and sale, you may assume that you are purchasing your security in a market-making transaction.

ERISA MATTERS

The Employee Retirement Income Security Act of 1974, as amended (“ERISA”), imposes certain restrictions on employee benefit plans (“ERISA Plans”) that are subject to ERISA and on persons who are fiduciaries with respect to such Plans. In accordance with the ERISA’s general fiduciary requirements, a fiduciary with respect to any such Plan who is considering the purchase of offered securities on behalf of such Plan should determine whether such purchase is permitted under the governing Plan documents and is prudent and appropriate for the Plan in view of its overall investment policy and the composition and diversification of its portfolio. Other provisions of ERISA and Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) prohibit certain transactions between an ERISA Plan or other plan subject to Section 4975 of the Code (such plans and ERISA Plans, “Plans”) and persons who have certain specified relationships to the Plan (“parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of Section 4975 of the Code). Thus, a Plan fiduciary considering the purchase of offered securities should consider whether such a purchase might constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code.

HSBC Finance, or the underwriter, dealer or agent selling offered securities, may be considered a “party in interest” or a “disqualified person” with respect to many Plans. The purchase of offered securities by a Plan that is subject to the fiduciary responsibility provisions of ERISA or the prohibited transaction provisions of Section 4975 of the Code (including individual retirement accounts and other plans described in Section 4975(c)(1) of the Code) and with respect to which HSBC Finance, or the underwriter, dealer or agent selling offered securities, is a party in interest or a disqualified person may constitute or result in a prohibited transaction under ERISA or Section 4975 of the Code, unless such offered securities are acquired pursuant to and in accordance with an applicable exemption, such as Prohibited Transaction Class Exemption (“PTCE”) 84-14 (an exemption for certain transactions determined by an independent qualified professional asset manager), PTCE 91-38 (an exemption for certain transactions involving bank collective investment finds), PTCE 95-60 (an exemption for certain transactions involving life insurance general accounts), PTCE 96-23 (an exemption for certain transactions determined by in-house investment managers), or PTCE 90-1 (an exemption for certain transactions involving insurance company pooled separate accounts). By purchase of the offered securities, a Plan will be deemed to represent that such purchase and the subsequent holding of the offered securities will not result in a non-exempt prohibited transaction. Any pension or other employee benefit plan proposing to acquire any offered securities should consult with its counsel.

WHERE YOU CAN FIND MORE INFORMATION

HSBC Finance files annual, quarterly and special reports and other information with the SEC. You may read and copy any document filed by HSBC Finance at the SEC’s public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. SEC filings are also available to the public on the SEC’s Internet site at http:\\www.sec.gov.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the HSBC Finance documents listed below (originally filed under Household International, Inc. prior to December 15, 2004) and any future filings made by HSBC Finance with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until we sell all of the securities:

•       Annual Report on Form 10-K for the year ended December 31, 2004;

•       Quarterly Reports on Form 10-Q/A for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004;

•       Quarterly Report on Form 10-Q for the quarter ended March 31, 2005; and

•       Current Reports on Form 8-K filed on January 5, 2005, February 28, 2005 and May 16, 2005.

You may request a copy of these filings, at no cost, by writing, emailing or telephoning us at: HSBC Finance Corporation, Office of the Secretary, 2700 Sanders Road, Prospect Heights, Illinois 60070, email: darcie.j.oakes@us.hsbc.com, Telephone: (847) 564-5000. These filings are also available on the website our company maintains at www.hsbcusa.com.

You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus or any supplement is accurate as of any date other than the date on the front of those documents.

LEGAL OPINIONS

The legality of the offered securities will be passed upon for HSBC Finance by Patrick D. Schwartz, Vice President, Deputy General Counsel—Corporate and Assistant Secretary of HSBC Finance. Sidley Austin Brown & Wood LLP, Chicago, Illinois has acted as special tax counsel to HSBC Finance in connection with tax matters related to the issuance of Debt Securities. Certain legal matters will be passed upon for underwriters and agents by McDermott Will & Emery LLP, Chicago, Illinois. Mr. Schwartz is a full-time employee and an officer of HSBC Finance and owns equity securities of HSBC Holdings.

EXPERTS

The consolidated financial statements of HSBC Finance as of December 31, 2004 and 2003 and for the year ended December 31, 2004; the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through December 31, 2003; and year ended December 31, 2002, which are included in our Annual Report on Form 10-K, have been incorporated by reference in this prospectus and in the registration statement in reliance upon the report of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report states that as a result of the acquisition of HSBC Finance by HSBC Holdings plc on March 28, 2003, the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition and, therefore, is not comparable. The audit report also states that HSBC Finance has restated its consolidated financial statements as of December 31, 2003 and for the period March 29, 2003 through December 31, 2003.

With respect to the unaudited interim financial information as of and for the three months ended March 31, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through March 31, 2003, as of and for the three and six months ended June 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through June 30, 2003 and the three months ended June 30, 2003, and as of and for the three and nine months ended September 30, 2004 and for the periods January 1, 2003 through March 28, 2003 and March 29, 2003 through September 30, 2003 and the three months ended September 30, 2003, incorporated by reference herein, the independent registered public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in the Company’s quarterly report on Forms 10-Q/A for the quarter ended March 31, 2004, for the quarter ended June 30, 2004 and for the quarter ended September 30, 2004, incorporated by reference herein, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent registered public accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 (the 1933 Act) for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the independent registered public accountants within the meaning of Sections 7 and 11 of the 1933 Act.

$

HSBC Finance Corporation

% Notes due February 15, 2008

P r o s p e c t u s  S u p p l e m e n t

Remarketing Agent

HSBC

                 , 2005